AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL ___, 2012

Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARTISANAL BRANDS, INC.
(Exact name of issuer as specified in its charter)

New York
(State or other jurisdiction of incorporation or organization)

2020
(Primary Standard Industrial Classification Code Number)

41-1759882
(I.R.S. Employer Identification No.)

483 Tenth Avenue, 2nd Floor
New York, New York  10018
(212) 871-3150
(Address and telephone number of principal executive offices)

Daniel W. Dowe
483 Tenth Avenue, 2nd Floor
New York, New York  10018
(212) 871-3150
 (212)239-1474 (fax)
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Shares of Common Stock, $0.001 par value	16,000,000	$[ ]	$8,000,000	$916.80
Total Registration Fee				$916.80

(1)       Calculated pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [_______], 2012

PROSPECTUS

ARTISANAL BRANDS, INC.

16,000,000 SHARES OF COMMON STOCK

We are offering up to 16,000,000 shares of our common stock.  We are not required to sell any specific dollar amount, but will use our best efforts to sell all of the shares being offered. The offering expires on the date upon which all of the shares being offered have been sold, but no later than 90 days from the date that this registration statement becomes effective.

Our common stock is presently quoted on the OTC Markets Group’s OTCQB under the symbol “AHFP”.   On April __, 2012, the last reported bid/ask price of our common stock on the OTCQB was $[____] per share.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 7.

	Per Unit	Total
Offering Price per Unit	$ [_______]	$ [_______]

Offering Proceeds before expenses	$ [_______]	$ [_______]

We estimate the total expenses of this offering will not exceed $50,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See Plan of Distribution beginning on page 14 of this prospectus for more information on this offering.

This offering will terminate ninety days from its effective date, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock will be sold directly by us to investors.  See Plan of Distribution.  The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS [_______], 2012.

ARTISANAL BRANDS, INC.

PROSPECTUS SUMMARY

ARTISANAL BRANDS, INC.

16,000,000 SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

This summary highlights certain information appearing elsewhere in this prospectus.  For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.  References in this prospectus to “we”, “us”, “our” and "Artisanal" refer to Artisanal Brands, Inc. together with its subsidiary, Artisanal Cheese, LLC.  You should read both this prospectus and any prospectus supplement together with additional information described below under the heading Where You Can Find More Information.

ABOUT ARTISANAL BRANDS, INC.

Artisanal Cheese, LLC was originally founded in 2003. In August 2007, Artisanal Brands, Inc. (then known as American Home Food Products), acquired 100% of the memberships interests of Artisanal Cheese,   The business is located in New York City.  At our single facility we operate five cheese aging caves; a class room where the general public attends fee-based tasting classes to learn about cheese and wine; a call center to service customers from our online, foodservice, and retail businesses; and our administrative offices.

What differentiates Artisanal cheeses from those of our competitors is the value added through affinage--the ancient practice by which our cheese professionals age cheeses in temperature and humidity-controlled caves to bring the cheeses we offer to optimal  ripeness and peak flavor.  Each cheese aging cave is set at different temperature and humidity level that is best suited for the types of cheeses aging in that particular cave.  At any given time we age 150 to 250 different cheeses.   The aging period for a given cheese can range from weeks to months.

Since the acquisition, we have begun to redirect our company from a highly-specialized cheese aging facility that serviced restaurants and hotels and a limited website business into one that can develop and manage a larger branding strategy into the retail sector.

We market our cheeses online at www.artisanalcheese.com.   We also sell cheeses through other online and catalog retailers.  A couple of examples are Harry & David, Allen Brothers, Saks Fifth Avenue and Neiman Marcus.   Through company-employed sales representatives we sell our cheeses directly to foodservice outlets such as restaurants, hotels, caterers and executive dining rooms for major corporations.  We ship merchandise to our customers locally via our company- owned truck, by Federal Express overnight delivery,.

We also sell a selection of our cheeses under a new merchandising plan we developed called the Artisanal CheeseClock™ program to retailers ranging from supermarkets, to gourmet and wine stores (See Our Business).  The Artisanal CheeseClock™, is a concept to help our online customers select cheeses from a wide range of 150-250 cheeses  in the same fashion that a professional chef would offer them in the finest dining rooms, from mild to strong.  The sorting of cheeses into 4 categories – Mild, Medium, Bold, Strong – gives consumers a template to follow to select cheeses.  From there we developed a 4-color-coded packaging system that corresponds to the 4-colors of the CheeseClock™ to help consumers select cheeses in a retail environment.  We further extended this concept by developing corresponding bottle hang tags that could be placed over the neck of a wine or beer bottle to promote purchases of Artisanal cheeses with beverages that fit the taste profile of the cheese selected.  The most recent step in the development of our retail program has been the design of two distinct customized refrigeration units (one large and the other smaller) that facilitate a retailer's display of Artisanal cheeses along with our similarly color-coded chutneys in locations where wines and beers can be cross-promoted near the cheeses for consumer convenience.  Most of our retail business is shipped through a national distributor.

Artisanal and Its Industry

The specialty retail cheese business has been identified by recent industry reporting sources to be a $3.4 billion category measured in retail dollars in the United States.1 The foodservice business for specialty cheese includes another $1.4 billion in sales.  We are also engaged in online food gift and gourmet food businesses but specialty cheese sales in this industry category are not presently tracked by any reliable source.

1 Source Mintel/SPINS/AC Nielsen

SUMMARY OF THE OFFERING

Company:	Artisanal Brands, Inc.
483 Tenth Avenue, 2nd Floor, New York, NY 10018
Tel. (212) 871-3150

Securities being offered:
16,000,000 shares of $.001 par value common stock ("Offering Shares") in Artisanal Brands, Inc.  We reserve the right to accept subscription agreements for an amount less than the total number of Offering Shares.

Aggregate Offering Price:	Up to $8,000,000

Offering price per Unit:	$[ ]per Unit

Common stock outstanding
prior to the Offering:	27,752,982 shares

Common stock outstanding
after the offering:	Up to 43,752,982 shares

Common stock outstanding after
the Offering (fully-diluted):	Up to 70,896,829 shares 2

Description of Offering Shares:	We are authorized to issue 100,000,000 shares of our $.001 par value common. (See Description of Securities)

Use of proceeds:
Depending on the number of the Offering Shares sold, management, at its sole discretion, will allocate the proceeds from the Offering to working capital less all amounts that our board of directors will allocate to: (a) fees incurred to complete the sale of Offering Shares, (b) full or partial payments for shareholder loans in the principle amount of $834,000 that came due December 31, 2011, and (c) full or partial payments of a tax liability.  (See Use of Proceeds)

2This number represents the total shares of common stock outstanding on a fully-diluted basis assuming that all outstanding preferred stock has been converted into common stock and all outstanding stock options have been  exercised as follows:

•	21,713,847 shares of common stock issuable upon the conversion of 6,514,154 shares of Series A preferred stock at the conversion price of $.30 per share
•	440,000 shares of common stock issuable upon the exercise of 440,000 common stock options having an exercise price of $.30 per share and an expiration date of May 8, 2014
•	4,440,000 shares of common stock issuable upon the exercise of 4,440,000 common stock options having an exercise price of $.30 per share and an expiration date of August 21, 2014
•	550,000 shares of common stock issuable upon the exercise of 550,000 common stock options having an exercise price of $.30 per share and an expiration date of September 21, 2014

This number does not include 1,500,000 shares of common stock underlying an equal number of common stock options that have been reserved for future issue to management at an exercise price and expiration date  to be determined. .

OTCQB Symbol:	AHFP

Risk Factors:	See Risk Factors beginning on page 7 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the Offering Shares.
Procedures for

Purchasing Offering Shares:
The purchase of the Offering Shares shall be through to a written Subscription Form (“Form”) that will state your contact information, terms of purchase and method of payment.  This form will be sent to you upon request or made available to you at no cost by downloading the form at www.artisanalcheese.com/OwnersClub.

The offering price per Unit of [$. ] is payable entirely by cash, check or by wire upon delivery of the Form to our corporate offices in New York at the address indicated above.

Upon acceptance of the Form and receipt of payment we will notify you by email or in writing (if an email address is not provided) of our acceptance of the Form and the date that your payment was officially credited to our account.  We will then have our stock transfer agent, Signature Stock Transfer, Inc. send to you directly by U.S. mail a physical stock certificate evidencing your ownership of the shares you purchased. .

Expenses:	All prospective purchasers of the Offering Shares will be responsible for your own costs, fees and expenses, including the costs, fees and expenses of your legal counsel and other advisors.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following summary of selected condensed consolidated financial information as of and for the fiscal years ended May 31, 2011 and 2010 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary of selected condensed consolidated financial information as of and for the nine months ended February 29, 2012 and February 28, 2011 has been derived from our unaudited financial statements included elsewhere in this prospectus. The condensed consolidated financial information set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and Notes included elsewhere in this prospectus.

STATEMENTS OF OPERATIONS DATA

	Nine Months Ended			Years Ended May 31
	Feb. 29, 2012		Feb. 28, 2011	2011		2010
SALES		$2,921,179	$3,622,148		$4,634,359	$4,192,845
TOTAL EXPENSES		$6,356,861 *	$5,138,914		$7,174,026	$6,752,395
NET LOSS APPLICABLE TO COMMON SHARES	$	(3,435,682)	$(1,516,766)	$	(2,539,667)	$(2,559,550)
LOSS APPLICABLE PER COMMON SHARE
Basic and diluted		$(0.14)	$(0.06)		$(0.11)	$(0.23)
*(includes equity-based compensation of $1,248,785)

BALANCE SHEET DATA

	Feb. 29, 2012	May 31 2011
TOTAL ASSETS	$4,652,515	$4,896,268
TOTAL LIABILITIES	$7,403,944	$6,445,662
SHAREHOLDERS' DEFICIT	$(2,751,429)	$(1,549,394)

CAPITALIZATION TABLE

	Feb. 29,	May 31
	2012	2011
SHAREHOLDERS' DEFICIT
Preferred stock - $.001 par value, 10,000,000 shares authorized, 6,514,154 and 6,405,660 shares issued and outstanding, respectively	$6,514	$6,405
Common stock - $0.001 par value, 100,000,000 shares authorized, 27,752,982 and 24,200,316 shares issued and outstanding, respectively	$27,753	$24,200
Additional paid-in capital	$19,401,307	$17,028,389
Accumulated deficit	$(22,187,003)	$(18,608,388)
Total shareholders' deficit	$(2,751,429)	$(1,549,394)

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in the prospectus, before you make a decision to invest in shares of our common stock.  If any of the following events occur, our business, financial condition and operating results may be materially adversely affected.  In that event, the trading price of our common stock could decline and you could lose all or part of  your investment.

RISKS RELATING TO THIS OFFERING

We will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to us to use at our discretion. We expect to use the proceeds received from this offering to repay indebtedness in the principal amount of $1,500,000, together with accrued interest, and for general working capital purposes, including the further development of our existing products. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 16,000,000 shares of common stock at a public offering price of [$.      ] per Unit, less  offering expenses payable by us, investors in this offering can expect an immediate dilution of $[______] per Unit, or [______]%, at the public offering price.

The offering may not be fully subscribed and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business as described in our business plan or we may have to discontinue our operations entirely.

We are offering the shares on a “best efforts” basis, meaning that we may raise substantially less than the total maximum offering amount. No refund will be made available to investors if less than all of the shares are sold. Based on our proposed use of proceeds, we will likely need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financing will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

RISKS RELATED TO THE SECURITIES MARKET AND OUR COMMON STOCK

Because our stock is presently considered to be a "penny stock", the applicability of “Penny Stock Rules” could make it difficult for investors to sell their shares in the future in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 ("Exchange Act") regulate the trading of so-called “penny stocks” (the “Penny Stock Rules”), which are generally defined as any security not listed on a national securities exchange or NASDAQ, priced at less than $5.00 per share, and offered by an issuer with limited net tangible assets and revenues.  In addition, equity securities listed on NASDAQ that are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act.  Therefore, during the time which the common stock is quoted on the OTC Bulletin Board at a price below $5.00 per share, trading of the common stock will be subject to the full range of the Penny Stock Rules.  Under these rules, broker dealers must take certain steps prior to selling a penny stock which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and in what quantity.  If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares.  Accordingly, the application of the comprehensive Penny Stock Rules may be more difficult for broker-dealers to sell the common stock, and purchasers of the shares of common stock offered hereby may have difficulty in selling their shares in the future in the secondary trading market.

If a trading market is not maintained, holders of our common stock may experience difficulty in reselling their common stock or may be unable to resell them at all.

Our common stock is quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and indications of interest in securities not listed on The NASDAQ Stock Market, or any U.S. securities exchange.  We may, but have not yet, entered into any agreements with market makers to make a market in our common stock.  In addition, any such market making activity would be subject to the limits imposed by the Securities Act of 1933 ("the Securities Act"), and the Exchange Act, as amended, and it is possible that the market in the common stock can be discontinued at any time.  If there is no active market available for the common shares, no liquidity or if the market is discontinued, holders of our common stock may have difficulty or may be unable to sell the shares which he or she may hold.

Our stock price may be volatile, which could result in substantial losses for our shareholders.

Our common stock is thinly traded and an active public market for our stock may not develop. Consequently, the market price of our common stock may be highly volatile. Additionally, the market price of our common stock could fluctuate significantly in response to the following factors, some of which are beyond our control:
•	we are now traded on the OTC Market Group's OTCQB
•	changes in market valuations of similar companies;
•	announcements by us or by our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
•	regulatory developments;
•	additions or departures of senior management and other key personnel;
•	deviations in our results of operations from the estimates of securities analysts; and
•	future issuances of our common stock or other securities.

 We have options and convertible preferred shares currently outstanding. Exercise of these options and convertible preferred shares will cause dilution to existing and new shareholders.

As of February 29, 2012 we had 5,430,000 options and 6,514,154 preferred shares outstanding convertible into 21,713,847 additional shares of common stock. The exercise of our options and the conversion of these convertible shares will cause additional shares of common stock to be issued, resulting in dilution to your investment and our existing stockholders.

In addition, the conversion price of the preferred shares and exercise price of the stock options and the number of shares issuable upon conversion/exercise of the respective shares and options are subject to adjustments for common stock dividends, stock splits, combinations, reclassification or similar events.  Therefore,  any preferred shares converted or stock options exercised after such event will be entitled to receive the aggregate number and kind of common stock and/or capital stock which they would have been entitled to if such preferred shares had been converted or stock options had been exercised immediately prior to such dividend, subdivision, combination or reclassification.

If all of the preferred shares and options outstanding as of February 29, 2012, were converted,  the number of common shares would increase by 27,143,847 shares, to a total of 54,896,829 shares representing a 49% dilution to the 27,752,982 common shares existing on that date.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.

Our directors, executive officers and other principal stockholders owned approximately 18 percent of our outstanding common stock as of February 29, 2012. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

We have never paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the shareholders’ sole source of gain for the foreseeable future.

We incur substantial costs to operate as a public reporting company.

We incur approximately $135,000 in legal, financial, accounting and other costs and expenses to operate as a public reporting company. We believe that these costs are a disproportionately larger percentage of our revenues than they are for many larger companies, and they contribute significantly to our operating losses. In addition, the rules and regulations of the Securities and Exchange Commission impose significant requirements on public companies, including ongoing disclosure obligations and mandatory corporate governance practices. Our limited senior management and other personnel need to devote a substantial amount of time to ensure ongoing compliance with these requirements. Our common stock is currently quoted on the OTC Markets Group’s OTCQB tier. OTC Markets Group imposes no specific quotation requirements for its OTCQB tier other than the issuers must be current in their reporting to the Securities and Exchange Commission. If we are successful in listing our stock for trading on a national securities exchange or having our stock quoted on the Nasdaq Stock Market, we will be subject to additional disclosure and governance obligations. There can be no assurance that we will continue to meet all of the public company requirements to which we are subject on a timely basis, or at all, or that our compliance costs will not continue to be material.

Anti-takeover provisions in our charter documents and New York law could discourage potential acquisition proposals and could prevent, deter or delay a change in control of our company.

            Certain provisions of our Certificate of Incorporation and By-Laws could have the effect, either alone or in combination with each other, of preventing, deterring or delaying a change in control of our company, even if a change in control would be beneficial to our stockholders. New York law may also discourage, delay or prevent someone from acquiring or merging with us. For more information regarding these provisions, see Description of Capital Stock – New York Law and Certain Charter and By-Law Provisions in this prospectus.

BUSINESS RISKS

Our limited operating history and losses makes it difficult for investors to evaluate our business based on past performance.

Upon purchasing Artisanal Cheese, LLC, we established a 5-year business plan with substantial sales goals that have not been achieved.  Our inability to meet our sales goals is attributable in part to our lack of working capital, our inability to raise working capital under recent economic conditions, and our need to complete a new retail merchandising system that would allow us to expand into the retail sector.  We underestimated the time we would need to develop our retail merchandising plan.  While we have entered the retail sector with this new merchandising plan, we have no assurances that retailers will continue to stock our brand and that additional retailers will agree to stock our products.

Our Manage Team is being developed

Our company operates three distinct business segments – Retail, E-commerce, and Foodservice.  Since January 2012 we added an Operations Manager, Foodservice Manager and Marketing Manager.   Our management team is new and hasn’t had a long history of working together.  We still need to make new hires for lower level sales positions that are critical to our ability to meet our future sales goals.

We will still be a small company at the closing.

We have immediate plans to expand sales of our Artisanal Premium Cheese products in our three business segments, however, there can be no assurances that our management team will be able to achieve our growth targets with just the 26 employees we have.  We need to increase our sales and customer service and operations staff.  This will require recruiting, training and to some degree attrition from people that ultimately quit or are released for under-performance reasons.  (See Our Future Operating Plans.)

Competition in Our Markets for Our Products.

From both international and domestic sources, there is a substantial amount of cheese products available to each of the buyers in the three market segments that we service.  We are relying on our cheese quality and aging expertise and our proprietary trademarked retail merchandising system called the Artisanal CheeseClockTM to differentiate us from our competitors  However, there are still many competing sources for cheese that can offer better pricing terms and that have larger sales organizations.

Improvement in our business depends on our ability to increase demand for our products.

We must substantially increase revenues from our business operations.  We need to improve training of our sales personnel to effectively market our products and to continue to support the sell-through of our product in the retail sector.  For our E-commerce sales we need to compete with many websites that offer premium cheeses and those that offer alternative products like speciality foods and wines where a customer will use disposable income to purchase other products versus our products.    In our foodservice sales we must continue to promote our brand of cave-aged cheeses against other suppliers of cheeses.  If we cannot increase the demand for our products, we will not be able to achieve our revenue goals.

Because we have no patent protection for our product formulae, our competitors could copy our products and market them under another name which would create additional competition.

We are in a highly competitive business where we can only protect our proprietary know-how and information through trade secret protections and the trade marking of our brand – Artisanal Premium Cheese and the Artisanal CheeseClockTM.  We have secured federal trademark status for our logo and the new CheeseClockTM.   We have also filed for trademark protection for various names of cheeses we sell into the retail sector.  Even with official trademarks, we cannot offer any assurance that a competitor will not obtain similar products and market them under another name.  Nor can we offer assurances that a competitor will not try to violate our trademark protected status or that we could devote the considerable financial and personnel resources required to defend it..

Some of our business is seasonal and may cause fluctuations in our quarterly operating results.

We are in the specialty food category in all three classes of trade – retail, foodservice, E-commerce.  During the November and December holiday season we experience an extraordinary increase in sales in each of the three business segments especially in our E-commerce business when sales are often magnified disproportionately in this quarter.  Because of these seasonal fluctuations we are required to have additional inventory on hand and trained season employees to service our customers.  This requires adequate working capital.  Without working capital for inventory we will lose sales and possibly customers that are not satisfied with our performance.

Distribution Risks.

We will rely on distributors to market our products.  This will require us to train our own staff so  they can re-train the local sales personnel working for distributors to increase sales of our products.   Ultimate sales will also require in-store demonstrations and other marketing techniques to encourage customers to purchase our products so that retailers want to continue to stock them.  These endeavors need to be accomplished within limited marketing budgets and effectively so as to develop a reasonable level of product sell-through at each retailer to justify stocking the brand.  This integration could take longer than planned and may involve protracted delays that would cause us to use limited resources earmarked for business development and working capital.

Access to Capital and Equity Dilution

Historically, we have met our obligations and sustained our business plan through smaller raises of debt and equity capital.  This slow rate of capital raising has hampered our ability to have sufficient inventory levels and has created tension with some suppliers.  We expect that the completion of 25% or more of the sale of Offering Shares less expenses and Use of Proceeds requirements will enable us to avoid these problems although we cannot offer any assurances that this current sale of Offering Shares will be our final sale of equity.,   Additional sales of equity securities would cause further dilution of existing shareholders.

If we do start achieving our growth targets we could experience operating risks.

We are subject to growth–related risks, including capacity constraints and pressure on our internal systems and personnel.  In order to manage current operations and any future growth effectively, we will need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain employees.  We may not be able to manage such growth effectively.  Our management, personnel or systems may be inadequate to support our operations, and we may be unable to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth.  Any such failure could have a material adverse impact on our business operations and prospects.

Relocation Risks

The lease for our current operating space terminates on August 31, 2011.  We are in negotiations with our current landlord for a six month extension and with the landlord of a new building to enter into a new long-term lease. Although our current landlord has offered an extension at the same rent levels through the extension period to February 28, 2013,  the new premises will be larger and more expensive without any assurances that new sales will materialize.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events, are subject to certain risks, uncertainties and assumptions, and are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or using other similar expressions.

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this prospectus. These statements include, without limitation, statements relating to uncertainties associated with the our ability to continue to operate as a going concern, our ability to return to sustained profitability and to raise additional working capital and capital to fund and grow our business, our ability to increase demand for our products and services, our ability to compete effectively, our ability to retain our senior management and other key personnel and to attract additional management and key employees, our ability to acquire and integrate other businesses, our ability to protect our intellectual property rights, our ability to operate as a public company, our belief that our stock price may continue to be volatile, our belief that options and convertible preferred shares will cause dilution to our shareholders, our belief that, because our directors, officers and principal stockholders own a significant percentage of our shares, our shareholders’ ability to influence corporate matters will be limited, our belief that we will not pay any cash dividends in the foreseeable future, and our belief that anti-takeover provisions in our charter documents in New York law could prevent, deter or delay a change in control of our company.

Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized, nor can there be any assurance that we have identified all possible issues which we might face. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our financial position and results of operations. For all of these reasons, the reader is cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date hereof. We assume no responsibility to update any forward-looking statements as a result of new information, future events, or otherwise except as required by law.

USE OF PROCEEDS

We estimate that we will receive up to $[_______] in net proceeds from the sale of shares in this offering, based on an assumed price of $[_______] per unit and after estimated offering expenses payable by us. We intend to use the proceeds received from the offering to repay indebtedness in the principal amount of $834,000, together with interest accruing at the rate of 12% per year. These promissory notes were issued to provide working capital, and matured on December 31, 2011.  While we have defaulted on repayment of the Term Loan by the maturity date, management has the full support of each of the lenders who have agreed to be repaid with the proceeds of this offering.  We expect to use the balance of the net proceeds for general working capital purposes, including the further development of our existing products.

The following table sets forth the Use of Proceeds assuming we sell 25%, 50% and 100% of the Offering Shares:

Use of Proceeds
	Sale of 25% of Offering	Sale of 50% of Offering	Sale of 100% of Offering
Gross Proceeds	$[_______]	$[_______]	$[_______]
Estimated Offering Expenses	$50,000	$50,000	$50,000
Payment of Tax Liability	$400,000	$400,000	$400,000
Payment of Shareholder Loan Interest	$196,000	$196,000	$196,000
Payment of Shareholder Loans Principal	$0	$984,000	$984,000
Payment of Senior Secured Loan	$0	$0	$1,500,000
Working Capital Reserve	$[_______]	$[_______]	$[_______]

DILUTION

If you purchase Shares in this offering your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $[____] per unit and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of February 29, 2012 was approximately $$[____] million, or approximately ($0.002 per share).   Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of February 29, 2012.

Net tangible book value dilution per share to new investors represents the difference between the amount per share  paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of [_______] shares in this offering at an assumed public offering price of $[____] per unit, and after deducting the estimated offering expenses, our as adjusted net tangible book value as of February 29, 2012 would have been $[(___)] million, or $[(__)] per share. This represents an immediate increase in net tangible book value of $[____] per share to existing stockholders and an immediate dilution in net tangible book value of $[____] per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed public offering per share	$[____]
Net tangible book value per share as of February 29, 2012	$[____]
Increase in net tangible book value per share attributable to new investors	$[____]
Adjusted net tangible book value per share as of February 29, 2012 after giving effect to the Offering	$[____]
Dilution per unit to new investors in the offering	$[____]

The above discussion and table do not include the following:

•	5,430,000 shares of common stock issuable upon the exercise of stock options outstanding as of February 29, 2012 at an exercise price of $0.30 per share;
•	21,713,847 shares of common stock issuable upon the conversion of preferred shares outstanding as of February 29, 2012 at a conversion price of $0.30 per share;

PLAN OF DISTRIBUTION

Offering Terms

We intend to sell up to 16,000,000 shares of our common stock.  The price per Unit is fixed at $[____] for the duration of this offering. We will receive all proceeds from the sale of the 16,000,000 Shares being offered. It is anticipated that expenses relating to this Offering will not exceed $50,000.  All expenses will be borne by Artisanal.  We will not offer the Shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commission from us and/or the purchasers of the Shares for whom they may act as agents.

We will sell the Shares in this offering through our executive officers, who will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.           The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and,

2.           The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.           The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.           The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the SEC and continue for a period of 90 days unless the offering is completed or otherwise terminated by us on an earlier date.  We will not accept any subscriptions until this registration statement is declared effective by the SEC.

Procedures for Subscribing

Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must: (1) Execute and deliver a subscription agreement, a copy of which is included with the prospectus; and (2) Deliver a check, wire transfer, bank draft or money order to us for acceptance or rejection. All checks for subscriptions must be made payable to ARTISANAL BRANDS, INC.

Artisanal has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table shows the range of high and low bid information for our common shares for each quarter (except as indicated) within the last two fiscal years:
	Closing Bid
	High	Low
Fiscal Year 2010
Quarter Ended August 31, 2009	$0.11	$0.11
Quarter Ended November 30, 2009	$0.11	$0.11
Quarter Ended February 29, 2010	$0.12	$0.12
Quarter Ended May 31, 2010	$0.12	$0.12
Fiscal Year 2011
Quarter Ended August 31, 2010	$0.08	$0.08
Quarter Ended November 30, 2010	$0.09	$0.09
Quarter Ended February 29, 2011	$0.11	$0.11
Quarter Ended May 31, 2011	$0.17	$0.17
Fiscal Year 2012
Quarter Ended August 31, 2011	$0.45	$0.45
Quarter Ended November 30, 2011	$0.45	$0.45
Quarter Ended February 29, 2012	$0.15	$0.09

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The approximate number of common stockholders of record at May 31, 2011, was 200. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries, which is estimated to be 500 shareholders.

We may, but have not yet, entered into any agreements with market makers to make a market in our common stock. In addition, any market making activity would be subject to the limits imposed by the Securities Act, and the Exchange Act, as amended. For example, federal regulations under the Exchange Act regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or NASDAQ, priced at less than $5.00 per share, and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on NASDAQ that are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, during the time which the common stock is quoted on the NASDAQ OTC Bulletin Board at a price below $5.00 per share, trading of the common stock will be subject to the full range of the Penny Stock Rules. Under these rules, broker dealers must take certain steps before selling a "penny stock," which steps include: (i) obtain financial and investment information from the investor; (ii) obtain a written suitability questionnaire and purchase agreement signed by the investor; and (iii) provide the investor a written identification of the shares being offered and in what quantity. If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. Given the application of the comprehensive Penny Stock Rules it may be more difficult for broker-dealers to sell the common stock.

Accordingly, no assurance can be given that an active market will always be available for the common stock, or as to the liquidity of the trading market for the common stock. If a trading market is not maintained, holders of the common stock may experience difficulty in reselling them or may be unable to resell them at all. In addition, there is no assurance that the price of the common stock in the market will be equal to or greater than the offering price when a particular offer of securities is made by or on behalf of a selling security holder, whether or not we employ market makers to make a market in our stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Common Stock to be Registered

As of February 29, 2012, we had 27,752,982 shares of our $.001 par value common stock outstanding.  We are offering for sale up to 16,000,000 additional shares of our common stock.  The shares will have common voting rights of one vote per share.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future on our common stock. The payment of dividends on common stock, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

While this Offering pertains to the registration of common stock only, we believe that the following descriptions of our preferred stock and common stock options will give you a complete picture of our capital structure.

Our Series A Redeemable Convertible Preferred Stock

As of February 29, 2012, we had 6,514,154 shares of preferred stock outstanding.  The preferred stock has a face value of $1.00 per share and is convertible at $.30 per share into $.001 par value common stock of Company.   In the event of a liquidation, the preferred stockholders shall receive a cash payment of $1.20 per preferred share.

When first issued, dividends were to be paid (a) at an annual rate of 12% of the face value in each of the first two years ending August 14, 2008 and 2009, and were to be paid in preferred shares and (b) after the first two years, at a rate of 12% of the face value if paid in cash or at a rate of 15% of the face value if paid in preferred shares, at the election of Artisanal.  On or about June 2009, the certificate of designation was amended to extend the 12% in kind dividend for another year,  i.e. to August 2010.  In February 2010, the preferred shareholders agreed to terminate the preferred dividend altogether as of December 1, 2009.  Like the preferred shares, the preferred share dividends will convert into common stock at $.30 per share.  The monthly accrual for preferred share dividends paid in preferred shares through November 30, 2009 (when the dividend was terminated) was an average of 53,000 shares.

The redemption provisions of these redeemable preferred shares were at Artisanal's option of and has since expired.  So long as over $1,500,000 of the preferred stock is issued and outstanding we will  require the prior written consent of holders representing two-thirds of the preferred stock issued and outstanding to (a) sell, merge with, acquire or consolidate with another business entity, (b) incur additional leverage beyond the leverage we contemplated upon acquiring Artisanal Cheese, LLC, or (c) issue any new shares of common stock or securities convertible or exercisable into common stock in excess of 2% of the shares of common stock issued and outstanding on a fully diluted basis as of August 14, 2007.  At no time shall any securities be sold or granted at a price less than the thirty cents ($.30) per share conversion price.  Artisanal has received the requisite consent for the purpose of conducting this Offering.

Our Common Stock Options

As of February 29, 2012, we had 5,430,000 common stock options issued and outstanding.

On or about February 11, 2011, Artisanal entered a marketing and distribution agreement with KeHE Distributors pursuant to which the we were obligated to issue up to 4,880,000 stock options in specified tranches subject to KeHE achieving certain purchase thresholds.  During May 2011, we amended the vesting terms of these options, whereby 440,000 of the options were vested and the remainder vested after our fiscal year end.  The respective stock options have an exercise period of three years from the date of issuance and an exercise price of $.30 per share.

At a board meeting on September 13, 2011, our directors authorized a total of 550,000 stock options to board members to replace three-year options that had expired in February 2011.  The stock options have an exercise period of three years from the date of issuance and an exercise price of $.30 per share.

Provisions which might delay defer or prevent change of control.

Certain provisions, described below, of our Certificate of Incorporation and By-Laws, and Section 912 of the Business Corporation Law of the State of New York (discussed below), could have the effect, either alone or in combination with each other, of delaying, deferring or preventing a change in control of our company.

Our By-Laws provide that special meetings of stockholders may be called only by the Chairman or the Secretary within 10 calendar days after receipt of the written request of a majority of the whole board, or as required pursuant to relevant provisions of  the New York Business Corporations Law.   Moreover, the business permitted to be conducted at any meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting and to matters brought before the meeting by the Chairman, a majority of the Whole Board of Directors or the presiding officer of the meeting. Advance notice of stockholder nominations for directors and any other stockholder proposals to be brought before meetings of stockholders is required to be given in writing to our Secretary within the time periods and following the procedures set forth in our By-Laws.

Our By-Laws provide that subject to the  rights, if any, of the holders of any series of Preferred Stock to elect directors as set forth in the Preferred Stock Designation, our directors may be removed from office by stockholders only for cause and only in accordance with the provisions of our Certificate of Incorporation.  Our Certificate of Incorporation provides that at any annual or special meeting of the shareholders, the notice of which states that the removal of a Director(s) is among the purposes to which the meeting was called, the affirmative vote of at least 75% of the votes of the shares entitled to vote in the election of Directors, voting together as one single class, may remove such Director(s) for cause.  Except as may be provided by applicable law, cause for removal will be deemed to exist only if the Director whose removal is proposed has been adjudged by a court of competent jurisdiction to be liable to the Company or its shareholders as a result of: (a) a breach of such Director’s duty of loyalty to the Company, (b) any violation of the law, or federal, state or local regulations.  These provisions could have the effect of delaying a change in control of our company even if the holders of a majority (but less than 75%) of our voting securities desire such a change.

Our Certificate of Incorporation requires a vote of the holders of at least 75% of the shares our capital stock issued and outstanding and entitled to vote in order to alter, amend or repeal, or make any new By-Laws.

We are subject to the provisions of Section 912 of the New York Business Corporation Law, or BCL, which prohibits certain business combinations with an interested shareholders and prevent certain persons from making a takeover bid for a New York corporation unless certain prescribed requirements are satisfied. Section 912 of the BCL defines an "interested shareholder” as any person that:

•	is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation, or

•
is an affiliate or associate of the corporation and at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation’s then outstanding voting stock.

Section 912 of the BCL provides that a New York corporation may not engage in a business combination, such as a merger, consolidation, recapitalization or disposition of stock, with any interested shareholder for a period of five years from the date that such person first became an interested shareholder unless the business combination was first approved by the board of directors prior to date such person became an interested shareholder.

Additionally, a New York corporation may not engage at any time in any business combination with an interested shareholder unless:

•	the business combination is approved by the board of directors prior to the date such person first became an interested shareholder,

•
the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting of shareholders occurring no earlier than five years after such person first became an interested shareholder,

•
the consideration to be paid to all of the shareholders in connection with the business combination is (i) at least equal to the greater of (a) the price paid by the interested shareholder for the interest in the corporation or (b) the market value of the stock of the corporation equal to the greater of its value when acquired by the interested shareholder or when the announcement of the business combination was made and (ii) in cash or in the same form of consideration used to acquire the largest number of shares previously acquired by such interested shareholder. Additionally, after such person has become an interested shareholder and prior to the consummation of the business combination, the interested shareholder may not, subject to certain exceptions, become the beneficial owner of any additional shares of voting stock of such corporation.
The effect of Section 912 of the BCL may be to delay or prevent the consummation of a transaction which is favored by a majority of shareholders.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Signature Stock Transfer, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

The following sections address our most recent quarterly and annual filings with the Commission.  They provide the most relevant information for the filing periods, but to purchase Offering Shares you should read the entire prospectus to better understand our current business, all the risks associated with our business and making an investment in a company of our size.  We have developed marketing plans intended to grow our business and make it successful, but even the best plans cannot guaranty success.  So many unforeseeable events that are outside of our control can adversely impact our business, such as a major downturn in the economy and heavy marketing by our competitors.  Our stock price could be impacted by investor fears about the economy, acts of terrorism, major corporate and government financial crises all of which individually or collectively can result in little demand for stocks generally and possibly no demand at all to purchase our stock, all of which will result in a loss of value in our stock.  Even if we are performing well, these larger macro-environmental problems could result in a significantly lower stock price than the Offering price.

Results of Operations

Nine months ending February 29, 2012 v. February 28, 2011

In the nine month period ended February 29, 2012, we recorded sales of $2,921,179 versus $3,622,148 in the corresponding nine month period in 2011. The sales reduction was due in part to our decision to limit the number of Costco road shows in favor of focusing our limited sales staff on the expansion of our retail program into traditional retailers that will stock our entire Artisanal CheeseClock™ retail program 52 weeks a year.

In the latter part of 2011, Costco implemented new road shows rules that required all vendors to have two people in attendance during store hours.  One of the two people has to be a full-time employee of the vendor.  Prior to this rule change we often had temporary workers that resided within the vicinity of the Costco location to handle the road shows on our behalf to minimize travel costs and allow our full-time staff to spend more time opening new retail stores.  The 4-day road shows that run from Thursday to Sunday consume close to 40 work hours.  Under the new policy, we  not only have to pull from our in-house retail staff, but we have to allow them  time off during the work week to compensate for the weekend hours they work at Costco.  This significantly limits their ability to build a territory of regularly stocking retailers.  Additionally, the road shows required new travel expenses when locations were beyond 30 miles from our offices.  Coupled with the already substantial costs of cheese samples and supplies associated with the road shows, these added costs caused a marked increase in our selling, general and administrative expenses.  Repetitive road shows in Costco locations also tend to result in lower daily sales as the surprise element of the road show becomes routine and revenues and margins begin to drop.  We will continue to do Costco road shows in new regions as it presents a great opportunity to market our brand via sampling done by our trained sales staff and to explain the principles of the CheeseClock™ and how it enables consumers to more readily select cheeses and pair them with wines and beers.  For instance, in this fiscal reporting period, we moved outside of the north east region and conducted road shows in North Carolina, Florida, Atlanta and Puerto Rico.  In the upcoming quarter we are planning to undertake road shows in the Seattle region.  These are all new markets for us.  We now alert traditional retailers in these markets of our brand building through the Costco road shows which encourages the retailer to stock our products knowing that consumers are now familiar with Artisanal Premium Cheeses in their local markets.  Looking long-term and being realistic about the best use of our limited personnel resources, we think this is the better strategy.  In making this shift, we expect a reduction in monthly sales of approximately $100,000, over the next few months.  However, as we bring on additional retail stores, we expect new sales to make up the difference.  We will need to bring on roughly 125 to 150 traditional retail stores to replace the Costco business.  With added personnel, we are increasing the number of retail stores that are stocking the Artisanal CheeseClock ™ retail concept.

Furthermore, we have focused less on selling the larger stationary cases and more on the smaller mobile cases as we found during the January trade shows that our lower cost mobile unit was gaining more interest than the more expensive units KeHE originally sought to purchase from Artisanal to place with retailers in exchange for a minimum amount of monthly deli sales volume.  KeHE is still interested in purchasing the larger refrigeration units and placing them into retailers free of charge where sales volume to KeHE merits such treatment, but the shift to the smaller units is likely to gain more market acceptance.  We continue to make progress with the various initiatives we put into play as far back as two years ago to make us  less dependent on low volume orders from restaurants in our foodservice business.

During this period we developed new strategic plans with our distributor KeHE, Inc. and have since expanded into several locations managed by the 110-store Spec’s Wine chain in Texas.  We also received a commitment from the Texas supermarket chain, HEB, to stock our brand. Both Spec’s and HEB are targeting 40 or more stores per chain that will carry Artisanal Premium Cheeses by May, and both chains are purchasing our customized refrigeration units to showcase our brand.   By the end of the year, we expect to have close to 100 retailers stocking Artisanal Premium Cheeses in Texas.  Our goal is to reach this level of penetration in 10 states to hit our 1,000 store projection in calendar year 2012.  We also received approval from the St. Louis supermarket chain, Schnuck’s, to expand our program beyond the 10 stores we currently stock.   As we begin to expand into these regional chains, local independent-operated stores are starting to stock our products and large scale chains are meeting with us to learn about our program.  As of this filing we have met with Kroger’s, Total Wines, Jewel, Supervalu, and Super Targets.

Notwithstanding the progress we are making with KeHE, our growth is still hampered by our need to complete a capital plan (described below) that will enable us to recruit new regional sales personnel to work with KeHE, Inc.’s  national sales team to accelerate placement of our Artisanal CheeseClock™ retail program in stores located throughout the country.  Since the beginning of 2012, we have expanded our regional sales team by two people located in two strong regions into which KeHE distributes – the Carolinas and Florida.  These people supplement the one hire we made in our first fiscal quarter to cover the Greater New York region that is serviced by KeHE’s Lehigh, PA facility.  Each of these new hires are charged with opening a minimum of ten stores per month in conjunction with KeHE field sales team.  Our capital plan calls for hiring 13 more regional sales representatives to be stationed strategically in regions of the country where KeHE’s distribution is concentrated.

We recently filled one senior position in our E-commerce business to drive sales online and through our affiliated marketing programs with major online and catalogue retailers.  Our E-commerce division can be our fastest growing business short-term and the one that drives the highest margin.  To achieve this potential, we need a deeper bench of more experienced personnel that can design a stronger customer acquisition plan and increase our daily online customer conversion rate.  Although it has improved, it is not yet at the fullest potential which we think we can achieve with senior management oversight.  Over time we would like to hire approximately 8 new junior staff additions to increase the number of third party affiliates we can service, improve on SEO and SEM, customer acquisition and retention and higher annual sales per customer for existing online customers.

We also recently filled one senior position in our foodservice business.  When we acquired the business in 2007 close to 80% of our sales were  derived from the foodservice sector which was hit very hard by the national recession.  While the industry sector is regaining strength, we have, in addition to our core restaurant sales, an added focus to corporate executive dining with national on-premise service providers.   In March 2012 we were approved by the national foodservice company, Aramark, to install our Artisanal CheeseClock™ customized retail refrigeration units into large scale corporate cafeterias.  We have already placed units in select locations operated by Aramark and another major foodservice operator, Compass Foods.  This is a whole new market for the Artisanal CheeseClock™ retail concept. Corporate cafeterias that have branched into much higher quality and healthier food offerings, like salad bars, meat carving stations, sushi, premium coffee stations, will now have a premium cheese and cracker alternative that is fully branded Artisanal Premium Cheese, from the exterior of our refrigeration cases to the individual cheese and cracker packages.  Since all of our cheeses are pre-cut and wrapped, the elimination of labor is a great selling point to such retailers versus the other food offerings mentioned above that require a fair amount of labor to operate.  In the hospitality sector, we work closely with Hyatt, Four Season, Ritz Carlton and other premium hotel accounts where banquet business offers much larger order volume and consistency.

Our cost of goods sold for this nine month period was $2,291,115 versus $2,577,294 for the same period last year.  Our cost of goods sold increased this quarter partly because of higher costs from fuel charges that impact prices on packaging, cheese transportation and surcharges from overnight carriers on home deliveries as well as higher fuel surcharges per delivery. With lower sales, our fixed overhead represents a greater percentage of total sales.  As a result our gross margin for the nine month period was 22% down from 29% from the prior year.  We are still looking at competing shipping companies to control shipping costs better, assuming the new providers can offer more competitive rates.  With the planned completion of our capital plans we will be able to make greater use of ocean carrier versus the more expensive airfreight which affords us some benefits and reduces the amount of capital tied up in inventory.

In this nine month period, we recorded a net loss before interest, taxes, depreciation and amortization of $2,951,240, versus a net loss of $1,159,572 for the same period in 2011.  Of this amount,$20,420 is attributable to non-cash stock compensation relating to the vesting of 550,000 common stock option issued to board members in January 2012, and $976,628 is attributable to non-cash stock compensation expense relating to the vesting of 4,440,000 common stock options that had been granted to KeHE Distributors in connection with the marketing and distribution agreement entered in February 2011 and amended in May 2011.  Management determined that it was in our best interest to accelerate the vesting of these options during our first quarter and realize the expense to income immediately, rather than over the three-year term of the agreement when the expense would increase with each potential uptick in our stock price.  In this nine month period, we also incurred $484,422 in interest charges, which is attributable primarily to interest on the term loan, the bridge loan and long-term debt.  In August, we paid off all interest on the long-term debt with shares of Series A preferred stock which helped us address this issue without the use of cash.  In December 2011,we paid off a short-term bridge loan of $150,00 plus interest.

Our selling, general and administrative expenses increased significantly during this nine month period this quarter due to the new personnel we hired to increase sales, the higher number of industry trade shows we attended with KeHE to prospect for new large scale retail chains and the 3-5 day road shows we ran with Costco in the south east division that required more travel expenses than local road shows in the north east.  These are examples of how our expenses in the short-term increased to contribute to operating losses that will expect will reverse themselves as new revenues materialize from these efforts in subsequent periods.  Going forward we are planning to run co-branded in-store demos and road shows at Costco with third party wine, beer and cracker producers that will subsidize our selling and marketing costs.  We also plan to increase our ranks of regional sales representatives which will reduce the higher travel expenses incurred by home office personnel traveling extensively by air with overnight lodging needs to meet with regional buyers for targeted retailers as well as the Costco road shows.

As of February 29, 2012, we also incurred $63,000 of amortization charges relating to the intangible assets and $101,088 of depreciation on the fixed assets.  We had $666,124 in current liquid assets, which consisted primarily of cash of $16,567, inventory of $420,178 and accounts receivable of $193,074.  This is against $648,321 in accounts payable.   We had leasehold improvements and equipment of $466,109 and intangibles of $3,489,179 net of amortization.

Year ended May 31, 2011 (Fiscal 2011) as compared to May 31, 2010 (Fiscal 2010)

In the year ending May 31, 2011 (Fiscal 2011), we had net sales of $4,634,359.  The cost of goods sold was $3,369,178 representing a gross margin of approximately 27%.  Selling, general and administrative costs totaled $3,083,952 and are predominantly comprised of employee related expenses. Net sales increased 11% over the prior year reflecting additional new revenues from our retail expansion plans.

For the year ending May 31, 2011, we recorded a net loss from operations of $2,539,667 versus $2,291,614 for the same period in 2010.  The net loss to common shareholders during the year ending May 31, 2011 was $2,539,667 versus a net loss of $2,559,550 in 2010.  No dividends were paid to preferred shareholders during Fiscal 2011.  We incurred $84,000 of amortization charges and depreciation of $144,639.

On May 31, 2011, we had $764,258 in current assets, which consisted primarily of net accounts receivable of $317,751, inventory of $374,116 and prepaid expenses of $28,844.  Our leaseholds and equipment were $546,746 and intangibles were $3,552,179 net of amortization, which represents the goodwill and other intangibles.

Liquidity and Financial Resources at February 29, 2012

As of February 29, 2012, we had $3,530,436 in current liabilities, which includes $1,234,000 in notes payable and current portion of long-term debt.  We had accounts payable of $648,321, accrued taxes of $951,332, and accrued expenses and other current liabilities totaling $590,259.  Our current liabilities also include outstanding prepaid gift certificates and other deferred revenue totaling $106,524.  Our accounts receivable are lower in part because of the shorter payment terms we have with KeHE and Costco.   This allows us to carry a higher inventory balance which reduces inventory imbalances and lost selling opportunities to being out-of-stock with various items.

In March we initiated a plan to sell a $2,000,000 senior secured note with the approval of our largest secured creditors.  The note will mature in one year, but will be paid down monthly from cash generated by credit card sales, which is normally $100,000 per month and around $500,000 in December due to holiday sales.  This structure will avail our company of working capital, limit ownership and not create undue leverage as it has a self-pay down built into the structure that reduces the loan monthly.   These funds will also allow our management team to have greater focus on revenue generation and manage the larger equity raise without the burdens and distractions of day-to-day cash management.  We will also resolve the old tax claim to remove any investor concerns about this dormant claim to date.

In addition, this Offering of common stock is intended to raise as much as $8,000,000 to pay down debts and afford our company greater working capital to build out our sales organization.   Our planned use of proceeds will be to retire the shareholders loans of approximately $1.1 million and pay off all accrued taxes leaving approximately $4 million in working capital.  This level of working capital will help us make senior and junior hires to accelerate our growth plans in the 3 business lines – retail, foodservice, E-commerce and lower our cost of goods sold by purchasing more merchandise in larger quantities and relying less on air freight for international shipments of cheese.

Over the last few months, we have raised additional sums of capital from our current lender and shareholders in the form of additions to the Long Term Loan (as described below) and the sale of the final outstanding 1,135,000 shares of Series A Preferred Stock that the board had authorized in 2007 in connection with the acquisition of Artisanal's operations but that were not sold at that time.

On or about February 22, 2010, we entered a loan agreement with one of our preferred shareholders and term loan participants (the "Lender") for a loan of $2.5 million.  On specified dates since then, the Long Term Loan has been increased by a total of $1,000,000.  The original loan was conditional upon the Lender obtaining a first security position on all of our assets.  The loan was also conditional upon our repurchase from Lender and its affiliate 500,000 shares of redeemable convertible preferred stock they held collectively, repayment to the Lender of amounts Lender had previously advanced to Borrower under the Term Loan agreement and issuance to Lender of 9,275,000 shares of our common stock representing approximately twenty percent of our outstanding common stock on a fully-diluted basis.  As of February 29, 2012, the total amount due under the Long Term Loan including interest is $3,690,050.

A year later, Artisanal entered into a three-year marketing and distribution agreement granting KeHE Distributors LLC the exclusive rights to distribute into retail outlets all Artisanal products with primary focus on our 16-cheese CheeseClockTM program.  KeHE's exclusivity is dependent upon KeHE meeting specific minimum annual sales.   Under the agreement, KeHE earns a commission of five percent (5%) on all net sales to accounts serviced by KeHE and could also earn up to 4,880,000 of common stock options upon meeting specified sales thresholds over the term of the agreement The agreement further provided that KeHE would loan Artisanal up to $520,000  to facilitate the purchase of inventory required for the KeHE accounts and that KeHE would advance up to an additional $100,000 of marketing funds to be used for in-store demonstrations and related marketing costs.  The loan bears interest at a rate of 3-Month LIBOR plus 5% to be paid quarterly and is secured by our accounts receivable and inventory

In May 2011, we borrowed an additional $250,000 from KeHE to be repaid within 60 days.  For this reason, $250,000 of the KeHE loan is reported under Notes Payable. As an inducement for making this additional loan, we modified the vesting terms of KeHE’s 4,880,000 options, which were to be earned based on certain product purchase thresholds. Upon the execution on May 9, 2011, of the amended Marketing and Distribution Agreement, KeHE became fully vested in 440,000 three year options exercisable at $.30 a share. The remaining 4,440,000 of options were to become fully vested on August 22, 2011, if the $250,000 was not repaid. As  the additional funds were not repaid on that date, the remaining options vested.  As of February 29, 2012, the total amount due under the KeHE Agreement, as amended, including interest is $797,926.

We generate cash from the sales of our products.  Wholesale and retail customers purchasing on an open account basis have 30-day payment terms.  All others sales pertaining to cheese and related items from our print catalog or website or sales relating to classes at the cheese center are paid through credit card which generally settle within three days of purchase.  While we believes our cash flow will be sufficient to meet our fixed monthly expenses, this Offering is critical to advancing our business plan as stated above.

As long as more than $1,500,000 of the Preferred Stock is issued and outstanding, we will need  the prior written consent of holders representing two-thirds of the Preferred stock issued and outstanding to (a) sell, merge with, acquire or consolidate with another business entity, (b) incur additional leverage beyond the leverage we contemplated upon acquiring Artisanal Cheese, LLC in 2007, or (c) issue any new shares of common stock or securities convertible or exercisable into common stock in excess of 2% of the shares of common stock issued and outstanding on a fully diluted basis as of August 14, 2007.  Artisanal has received the requisite consent for the purpose of conducting this Offering.  However, if we cannot obtain the requisite two-thirds approval for any future transaction, these restrictions may affect our liquidity and our ability to execute our business plan.

Inflation and Changing Prices

We do not foresee any risks associated with inflation or substantial price increases in the near future.  In addition, the cheeses that we select for our affinage process are often available from various sources.  As such, while we have exposure to inflation, we do not believe that inflation will have any materially significant impact on our operations in the near future.

We do not foresee any increase in costs that cannot be passed on to our customer in the ordinary course of business.  We adjust our wholesale and online prices throughout the year to reflect increase costs attributable to increases in energy prices.  Under very limited circumstances, Artisanal has entered into agreements with certain customers for which we provide third-party drop-ship fulfillment with contracted pricing for various cheese collections.  We, in turn, usually have a corresponding agreement with the cheese suppliers whose products are incorporated into these collections for fixed prices to ensure that we achieve our anticipated gross margin.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure on contingent assets and liabilities at the date of our financial statements.  Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.  We believe that our critical accounting policies are limited to those described below.  For a detailed discussion on the application of these and other accounting policies see Note 2 to our Financial Statements.

DESCRIPTION OF BUSINESS

General

Artisanal Cheese, LLC was originally founded in 2003 by an American born, French-trained chef that started selling artisan, handcrafted cheeses in his restaurant in 1993.  The interest in cheese at this restaurant led to the development of our company which consists of five state of the art cheese aging caves, a classroom to host consumer events for thematic cheese tastings with wines and beers, a call center to service customers and general administrative offices.

Since 2003 the company has offered consumer tasting events, selling aged cheeses to restaurants and hotels and marketing its full line of 150-250 cheeses through our website www.artisanalcheese.com.

The Original Acquisition

In August 2007, Artisanal Brands, Inc. (then known as American Home Food Products), acquired 100% of the memberships interests of Artisanal Cheese, LLC in exchange for $4.0 million in cash and $500,000 in sellers' notes.   The founding chef remained as a consultant for one year after the closing and has since moved his business of managing two restaurants to another location.

August 2007 to December 2010

In this period, as the new owners and management team, we began the work to mobilize Artisanal from a highly-specialized cheese aging facility into one that could develop and manage a strategy to expand the business behind the unified brand – Artisanal Premium Cheese.   Our management team has evolved through employee turnover.

During this time we developed the CheeseClock™ , a concept to help online consumers select cheeses in the same fashion that a professional chef would offer them in the finest dining rooms, from mild to strong.  The coding of cheeses into 4 categories – Mild, Medium, Bold, Strong – provide a basic structure for consumers to follow to select cheeses from a wide assortment. From there we developed a 4-color-coded packaging system that corresponds to the 4-colored quarters of the CheeseClock™ to further assist consumers in selecting cheeses in a retail environment.  We then added to the program color-coded bottle hang tags that could be placed over the neck of a wine or beer bottle to coordinate purchases of Artisanal cheeses with beverages that fit the taste profile of the selected cheese.

The most recent step in the development of the retail program has been the design of  two distinct customized refrigeration units (large and small)  to facilitate a retailer's display of Artisanal cheeses along with our similarly color-coded chutneys in locations where wines and beers can be cross-promoted near the cheeses for consumer convenience.

January 2011 to December 2011

In January 2011 we entered into negotiations with KeHE, Inc. whereby KeHE would become a semi-exclusive distributor of the Artisanal CheeseClock™ program.  In February we entered into a marketing and distribution agreement with KeHE that restricted us from offering the Artisanal CheeseClock™ program to KeHE’s top national distribution competitors in exchange for which KeHE agreed to provide Artisanal with: (a) working capital assistance, (b) a dedicated person at KeHE to manage the growth of the Artisanal brand, (c) a marketing allowance to cover the cost of promoting Artisanal branded products and the CheeseClock™ program at four major trade shows and several regional trade shows annually, (d) funding of the first $100,000 of in-store demonstrations to promote the new Artisanal CheeseClock™ program, and (e) access to KeHE’s national sales force to reach independent, regional and national retailers that already conduct business with KeHE.

During this period, we attended along with KeHE two of KeHE's own selling tradeshows--one held in January in Dallas and the other in June in Chicago,   We also attended three major industry shows--the Winter Fancy Food Show in San Francisco held in January, the International Deli-Dairy -Bakery Association Tradeshow held in June and the Summer Fancy Food Show held in Washington, D.C. in July.   We also attended several regional customer appreciation weekends(CAWs) hosted by KeHE which are attended by its largest customers.  Our management has also made various headquarter calls to several regional and national supermarket chains resulting in approximately 100 stores stocking our cheeses and setting the groundwork for 2012.

Artisanal  and Its Industry

The specialty retail cheese business has been stated by recent industry reporting sources to be a $3.4 billion category measured in retail dollars in the United States.3  The foodservice business for specialty cheese includes another $1.4 billion in sales and we are part of the online food gift business although specialty cheese sales in this category are not tracked by any reliable source.

The Market for Specialty, Artisan and Farmstead Cheese

The term “Specialty Cheese” refers to cheese products produced in a specialized manner (i.e. production method, aging or treatment).  Even though some cheeses in this category are made in large quantities in commercial operations, like the well-known Italian Parmaggiano or Pecorino-Romano cheeses, they have specialized production requirements under laws that give the finished product a unique taste and texture.  The phrase “Artisan Cheese” refers to cheeses produced in smaller quantities and generally by hand or with little reliance on mechanical equipment or other commercial processes.  “Farmstead Cheeses” are artisan cheeses, but are made only from the milk produced by animals that graze on the same property as the cheese production facility.

Traditional Retail Outlets

The largest channel of distribution is the retail sector consisting of major national premium retail supermarkets, mass merchandisers that offer premium cheese products, gourmet stores and wine stores.

Foodservice Distribution

This channel of distribution includes restaurants, caterers, hotels, private clubs, private and commercial aircraft, cruise ships and other similar venues.

E-Commerce

The E-Commerce sector consists of sales through our website www.artisanalcheese.com and website of other online retailers that market our products.

Cheese Center

Located within our Manhattan property is a revenue-generating classroom facility known internally as the Cheese Center.  At this modern facility of approximately 1,000 square feet is a dedicated working kitchen, classroom and presentation area with two large flat-screen television panels and seating for up to 50 individuals.  Historically, we have  offered wine and cheese education courses to the general public for a per person price of approximately $75 which is paid at the time of booking.  The Cheese Center is also rented by third parties for a site fee of $3,000-$5,000 per day for organizations wanting a personalized event at the Cheese Center, independent photo shoots, and classroom instruction.

3 Source Mintel/SPINS/AC Nielsen

Suppliers

We do not produce the cheeses we market.  We work with approximately 100 producers, distributors and importers of hand-crafted cheeses to develop our product line.  No single supplier provides a significant portion of our cheese inventory.  There are approximately 400 artisan cheese makers in the United States alone4 and hundreds more in the world market at any given time.  Therefore, we anticipate having a sufficient supply of quality, hand-crafted cheeses to fulfill our demand for the foreseeable future.

Location

We are located at 483 Tenth Avenue, New York, New York 10018 (corner of West 37th Street & 10th Avenue) where we lease approximately 10,000 square feet on the second floor.   At this location are all of our executive and sales offices, five cheese-aging caves, a packaging and shipping facility, customer call center and the Cheese Center (see above).  The current lease payment is approximately $28,000 per month, subject to a rent increase of approximately ten percent per year.   The lease terminates in September 2012.

    We believe that our facilities are adequately covered by insurance and are suitable and adequate for our current business operations.

Our Competitors

We have substantial competition in each of the three  market segments. The cheese industry is already a $6 billion category when considering the specialty retailers, foodservice, online and catalogue offerings of cheese5  There is no shortage of cheese available worldwide.  Where many of our competitors offer a limited number of cheeses under multiple brand names, we try to differentiate ourselves by using an umbrella brand for a wide  range of cheeses and related products, our trademarked logo as well as our new CheeseClock™ to help consumers shop for cheese.  While these items help us to compete, other cheese companies have advertising budgets and other types of marketing and merchandising concepts that compete with our efforts.

We are not aware of any other competitor that is creating a national brand consisting of a highly-specialized and wide selection of domestic and imported artisan cheeses.  Several Internet sites can be found for gourmet food products and many include cheese offerings.  Other importers and cheese and specialty food distributors also compete in some of the same channels of distribution served by us. Other competitors include small farms or artisan cheese producers that have launched websites to sell cheese direct to consumers.

4 Rubiner, Matthew, “The Big Cheese”, The American, November/December 2007, 21 Aug. 2008 <http://www.american.com/archive/2007/november-december-magazine-contents/the-big-cheese>

5 Geisler, Malinda, “Cheese Industry Profile,” AgMRC, Iowa State University, revised February 2008 by Diane Huntrods, AgMRC, Iowa State University, 21 Aug. 2008 http://www.agmrc/commodity/livestock/dairy/cheeseindustryprofile.htm>

Seasonality

While there are a few artisan cheeses made on a seasonal basis, most of our cheeses are available all year as Artisanal specializes primarily in aged cheeses.

Customer Dependence

We are not dependent upon any one customer.  None of our customers provide us with more than 5% of our annual sales.

Intellectual Property Rights

We own the above trademark and logo, and all derivations thereof, except that we have assigned to Artisanal's founder the logo which specifically bears the name “Fromagerie & Bistro” where the words “Premium Cheese” appear in our logo.  His use of that logo is restricted to the restaurant that now bears the name “Artisanal Fromagerie. Wine Bar & Bistro” and in any restaurant/retail establishment that he may open in the future.

We also own the registered trademark CheeseClock by Artisanal™ (Serial No. 77,632,254 and the corresponding image:

as well as the closely-related color-coded image of the CheeseClock by ArtisanalTM below (Serial No. 77,900,866), which corresponds to our new 4-color-coded packaging of 16 cheeses being sold to various retailers across the country:

We have since developed a newly trademarked retail merchandising packaging plan called the Artisanal CheeseClock™ to market 16 Artisanal Premium Cheeses in a color-coded manner that offers consumers a visual guide to understand how to select cheeses and pair them with wines and beers.

Artisanal CheeseClock ™

The CheeseClock™ was derived from our early heritage. The Artisanal Premium Cheese brand  began in a restaurant and we continue to sell cheeses to professional chefs in over 300 restaurants and hotels.   In a formal restaurant setting a professional chef will offer cheeses starting at the 6 o’clock position of a plate and then place the remaining cheeses in clockwise order progressing from the mildest to the strongest in taste.  This format enables   a person to enjoy the subtle nuances of a mild cheese before consuming the robust characteristics of a stronger cheese.   Our 4-color packaging system was designed to help consumers purchase cheese from mild to strong.

In retail stores that stock our cheeses, consumers can reference the different colored boxes of cheeses from Mild (beige box), Medium (yellow box), Bold (Orange box), Strong (red box) to select different cheeses that complement one another and receive guidance as to beverage pairings.   The corresponding colored bottle hang tags can be used by retailers to offer guidance on which wines and beers should be paired with the different cheeses.

Artisanal CheeseClock™ customize display case

As the above retail setting shows, consumers can visually pair wines and beers with our cheeses. All of this advice is presented on the CheeseClock™ displayed nearby and on the label of each of the individually-packaged cheeses.

Sample of our La Peral cheese box

On each box of cheese we market for sale, we share our knowledge with consumers.  We tell them on the cover what type of cheese they are buying, for instance, a Spanish Blue Cheese.  We use one side panel to them about the cheese, another side panel addresses how we age cheese, and another panel reminds the consumer where  the cheese belongs on the CheeseClock and, therefore, on their a Cheese Platter based on its strength from Mild to Strong.  On the fourth panel we include nutritional information about the cheese within the box.

Image of Artisanal Premium Cheese display tags

Inside each of our boxes is a pre-printed cheese display tag that states the name of the cheese and its milk type. These display tags enable us to present the Artisanal Premium Cheese brand at the time of consumption.  While the cheeses are being enjoyed, the host or hostess have already secured a considerable amount of information about each cheese from its packaging and has received guidance on selecting wines and beers to pair with our cheeses.

We are now offering the Artisanal CheeseClock ™ program to retailers from traditional supermarket and gourmet stores to wine stores.  In retail stores that can market food and alcoholic beverages together, we provide our matching bottle hang tags (see below) and suggestions on the types of wines and beer that would be best paired with our cheeses, to further assist the average customers in making a purchase decision.

.
Backorders

We periodically have backorders due to transportation delays for foreign-made cheeses.  The backorders are generally fulfilled within days of the official backorder date.

Financial Information About Foreign and Domestic Operations and Export Sales

We do not believe we have any material risks attendant with foreign operations or export sales as our primary dependence is on the U.S.  market.  As part of our inventory of foreign-produced cheeses, we are subject to fluctuations in exchange rates.  At present, we maintain an inventory of approximately $350,000 of which one half represents domestic cheeses so our exposure at any one time to currency risks is not material to our immediate working capital requirements.

Regulation

We and our distributors are subject to regulation by federal, state and local authorities that affects our business. All of our cheese products and packaging materials are subject to regulations administered by the Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA). Under the Federal Food, Drug and Cosmetic Act of 1938, as amended, the FDA prescribes the requirements and establishes the standards for quality, purity and labeling. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated foods, establishes safety standards for food processing, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for certain foods, and establishes labeling standards and nutrition labeling requirements for food products.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls, or monetary fines, any of which could prevent or inhibit the development, distribution, and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations, and financial condition. We have not experienced any material regulatory problems in the past and have not been subject to any fines or penalties.

Research and Development Activities

We will continue our past practice of identifying the best-tasting specialty, artisan and farmstead cheese products available worldwide and bringing them to market through our multi-channel distribution system.  We will also continue to work closely with leading cheese makers to develop new types of cheeses that will be proprietary to Artisanal, if not by ownership of the recipe, then through exclusive distribution and marketing rights for these products.  As of the date of this filing Artisanal has developed seven such cheeses—Laurier, North Country Blue, Terraluna, Royale, Grassias, Geit-in-Stadt and Tomme Fermier D'Alsace. We are also working closely with an industry-renowned chef to develop a line of four refrigerated products all bearing the Artisanal Premium Cheese logo.  We have no budget for research and development as all costs are nominal inasmuch as they require the intellectual work of our employees or cheese makers that offer samples of new products.

Legal Proceedings

There are currently no legal matters involving Artisanal that are of a material nature or that could adversely impact our business.

Employees

As of February 29, 2012, we had 27 full-time employees and 7 part-time employees.  We believe the relationship we have with our employees is good.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the filing date of this annual report:

Name	Age	Position

Daniel W. Dowe	50	Chairman of the Board, President and Chief Executive Officer
Keith DeMatteis	47	Director
William K. Lavin	67	Director
Donald P. Moriarty, Jr.	54	Director
John Nesbett	43	Director
Jeffrey Roberts	65	Director
Thomas Thornton	65	Director

Daniel W. Dowe. For the past five years, Mr. Dowe has served as Artisanal’s president, chief executive officer and as a director.  Mr. Dowe became a director in March, 1997, Acting President on November 17, 1997 and President and Chief Executive Officer on April 1, 1998.  Upon the acquisition of Artisanal Cheese LLC in August 2007, he became our Chairman, Chief Executive Officer and President .   In May 1993 he founded Dowe & Dowe, a New York City-based law firm, where he practiced primarily corporate and securities law until joining the company full time in April 1998.   Before practicing law, he was employed by Alliance Capital Management Company from 1984 to 1986, Salomon Brothers (now Salomon Smith Barney, a division of Citigroup, Inc.) from 1986 to 1988 and J.P. Morgan Bank from 1988 to 1990.

Keith DeMatteis.  For the past five years, Mr. DeMatteis has been a principal of Calakar Construction Services and DeMatteis Development Organization, which is a closely-held developer of large scale real estate projects in the United States and in international markets.  Mr. DeMatteis became a director of Artisanal in January 2001.

William K. Lavin.  For the past fifteen years, Mr. Lavin has operated his own business consulting firm that he formed in 1994.  From 1993 to 1994, Mr. Lavin was Chief Executive Officer of Woolworth Corporation (renamed “Foot Locker Inc.”) From 1991 to 1993, he served as Woolworth’s Chief Administrative and Financial Officer. Mr. Lavin became a director of Artisanal in October, 1997, and since 1992 has served on the board of directors of the Allegheny Corporation (NYSE:Y).

Donald P. Moriarty, Jr.   Prior to his retirement in 2006 from CMG Communications--an award-winning advertising agency he formed with partner, Richard Branson of the Virgin Group--Mr. Moriarty was for 15 years president of Moriarty Communications, an advertising and marketing services agency.  Since then Mr. Moriarty has focused on charitable activities.  He became a director of Artisanal in 2009.

John G. Nesbett.  For the past five years, John G. Nesbett has been Founder and President of Institutional Marketing Services, Inc. (IMS), a financial communications firm focused on emerging growth companies.  From 2003 to 2005, he was Managing Director and President of The Investor Relations Group.  From 1990 to 2002 he held various positions at Lippert/Heilshorn & Associates, ultimately becoming Managing Director.  Mr. Nesbett became a director in January 2008.

Jeffrey Roberts.  In 2004 Mr. Roberts co-founded the Vermont Institute for Artisan Cheese at the University of Vermont where he continues to serve as a principal consultant.  In 2007, he authored the “Atlas of American Cheese” a compendium of farmstead cheese producers throughout the United States.   Mr. Roberts became a director of Artisanal in January 2008.  From 2003 to the present Mr. Roberts has been a director, Treasurer and Northeast Regional Governor of Slow Food USA, a non-profit educational organization devoted to preserving traditional food ways and environmental sustainability.  Since 2003 he has been a director of the Vermont Arts Council and from 1998 to 2004 served on the Vermont Fresh Network board.  From 2003 to 2007 he has provided consulting services to the US National Park Service and in 2007 authored a compendium of national parks and their products.  Mr. Roberts is a frequent speaker on artisan cheese, sustainable agriculture, and the working landscape.

Thomas Thornton.  Mr. Thornton became a director in January 2008.  From 1990 to 1997 Mr. Thornton served as Chief Executive Officer of Dean & Deluca in New York, NY. From 1999 to 2003 he served as CEO of Carmine’s (a South Florida Specialty Food and Restaurant Chain), and from 1983 to 1987 he served as CEO at Orchard Supply Hardware in San Jose, CA. Mr. Thornton has consulted for Lindt Chocolates, Godiva Chocolates, Ghirardelli’s, and other entrepreneurial and retail chains.

There are no family relationships among the Artisanal's directors or among its executive officers, other than Janet L. Dowe, Esq. the spouse of Artisanal's Chief Executive Officer who oversees administrative and legal matters for the company. To the best of our  knowledge, none of our directors or its executive officers have been involved in any legal proceedings or engaged in any activity over the past five years that would be deemed material in evaluating the ability or integrity of our directors or executive officer or for which disclosure must be made in this report.

There has been no material change to the procedures by which stock holders may recommend nominees to Artisanal’s board of directors.

Committees

Our Board of Directors has an Audit and Executive Compensation Committee, a Nominating Committee and a Business Development Committee.  Messrs. Lavin and DeMatteis serve on both the Auditing and Compensation Committees.  The Business Development Committee consists of Messrs. Moriarty, Thornton, Roberts, and Dowe.  The Nominating Committee consists of Messrs. Lavin, DeMatteis, Nesbett and Dowe.  Mr. Lavin serves as our financial and corporate governance expert on the Audit Committee.  He is an independent director as defined under the listing standards of The Nasdaq Stock Market.

William K. Lavin, Keith DeMatteis, Donald Moriarty, John Nesbitt, Jeffrey Roberts and Thomas Thornton are “independent” directors under the listing standards of The Nasdaq Stock Market. Daniel W. Dowe is not “independent” under the listing standards of The Nasdaq Stock Market.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual who served as an executive officer at the conclusion of the fiscal year ended May 31, 2011 and who received in excess of $100,000 in the form of total compensation during such fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen-sation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Daniel W. Dowe Chairman, Chief Executive Officer President	Fiscal 2011 Fiscal 2010	200,000 200,000	0 0	0 318,750(1)	0 0	0 0	0 0	0 0	200,000 518,750
(1)  In February 2010, Artisanal issued 6,375,000 shares of common stock to Mr. Dowe and cancelled his existing stock option agreement in connection with an amended and restated employment agreement which provides, in pertinent part, for a term extension of three years.  The stock is fully vested but he is restricted from selling, transferring or otherwise disposing of more than 2,125,000 shares in each successive twelve month period commencing February 22, 2010.

Option Grants, Exercises, and Values

As of February 29, 2012, our directors held a total of 550,000 common stock options having an exercise price of $.30 per share and an expiration date of September 21, 2014.

Employment Agreements

 Pursuant to an amended and restated employment agreement entered with Chairman and Chief Executive Officer, Daniel W. Dowe, in February 2010, he is to receive:

•	A base salary of $200,000;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•
Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by Artisanal from time to time for the general benefit of our executive employees, as well as all other benefits and perquisites as are made generally available to our executive employees;

•	At least four weeks annual vacation whereby no more than 10 consecutive days may be taken at a time; and

•
Monthly parking allowance of no greater than five hundred dollars per month ($500.00), reimbursement for corporate use of his personal automobile for business development purposes only (not including daily commutation) at a rate of $.30 per mile, and reimbursement for all reasonable and necessary business expenses incurred by Executive in the ordinary course of business on behalf of the company.

Mr. Dowe’s employment agreement shall continue until February 22, 2013.

A five-year stock option previously granted to Mr. Dowe under his original employment agreement in 2007 was cancelled and, in exchange, Artisanal issued to Mr. Dowe 6,375,000 shares of common stock.  The stock is fully vested but he is restricted from selling, transferring or otherwise disposing of more than 2,125,000 shares of said stock in each successive twelve month period commencing February 22, 2010.

We may only terminate Mr. Dowe’s employment with cause or Mr. Dowe may terminate his employment if Artisanal, acting through its board of directors, shall resolve to either: (a) make a material change in his title, his responsibilities or his reporting status, or (b) enter into a corporate transaction with another person or legal entity (affiliated or non-affiliated) that results in a "Change of Control" (as that term is defined in his agreement).

If Mr. Dowe’s employment is terminated for cause, he will receive payment of his base salary, bonus and benefits for the next succeeding three months of the agreement after which the agreement will be null and void.  He may continue to participate in our employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

If Mr. Dowe terminates his employment because of a material change in his title, responsibilities or his reporting status or upon a Change of Control, he is entitled to receive within 20 days of submitting a written termination notice, full payment of his base salary, bonus and benefits for the duration of his contract.  For future calendar periods where his bonus has not been calculated, the bonus will be the greater of $100,000 or 120% of the previous year’s bonus.

In the event that Mr. Dowe’s employment terminates for reason of his death or permanent irreversible medical disability, Mr. Dowe, or his executive or estate, shall be entitled to receive, within three months of termination, the full compensation that would have been payable to Mr. Dowe for the remaining term of his employment agreement.  In this case, any bonus shall be based on the last bonus paid to Mr. Dowe as increased by at least ten percent (10%) each year unless our board of directors shall approve a greater sum.

Compensation of Directors

Five of the six non-management directors each received 110,000 common stock options during fiscal 2012 to replace options they had previously held, but which had expired in February 2011.  Mr. Moriarty received 110,000 shares of common stock upon his appointment to the board of directors during fiscal year 2010.  Each of the six non-management directors received 50,000 shares of common stock in exchange for their agreement to serve as directors in fiscal 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of February 29, 2012, by (i) each person who we know beneficially owns more than 5% of our common stock, (ii) each of our directors, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Except as noted below, the beneficial owners named in the table below have the following address: c/o Artisanal Brands, Inc., 483 Tenth Avenue, 2nd Floor, New York, NY 10018.

The number of shares of common stock beneficially owned by a person and the percentage ownership of that person have been calculated on a fully diluted basis.,

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Daniel W. Dowe, Chairman and Chief Executive Officer	5,525,000	(2)	10.1%
Keith DeMatteis, Director	3,333,718	(3)	6.1%
William K. Lavin, Director	175,049	(4)	0.3%
Donald P. Moriarty, Jr., Director	160,000	(5)	0.3%
John Nesbett, Director	255,000	(6)	0.5%
Jeffrey Roberts, Director	160,000	(7)	0.3%
Thomas Thornton, Director	260,000	(8)	0.5%
Current directors and executive officers as a group (7 persons)	9,868,767	(9)	18.0%
Frederick G. Perkins, III, Investor	11,758,837	(10)	21.4%
Frank Sica, Investor	7,134,477	(11)	13.0%
KeHE Distributors, Lender	4,880,000	(12)	8.9%
Alphonso DeMatteis, Investor	3,109,432	(13)	5.7%

(1)
Based on 54,896,829 shares of common stock consisting of: 27,752,982 common shares issued and outstanding as of February 29, 2012 and 21,713,847 common shares underlying the preferred shares issued and outstanding as of February 29, 2012 (including preferred share dividends through that date) and 5,430,000 common shares underlying the options issued and outstanding  as of February 29, 2012.

(2)
Represents 5,525,000 shares of common stock, fully vested but restricted from sale, transfer or other disposal of more than 2,125,000 shares of said stock in each successive twelve month period commencing February 22, 2010.

(3)
Includes 1,739,432 shares held by Alfonso DeMatteis for which Mr. Keith DeMatteis has power of attorney; 14,286 shares held by Calakar Construction Company, a company owned in part by Mr. Keith DeMatteis; and 411,000 shares of preferred stock held by Alphonso L. DeMatteis Family, L.P. and convertible into 1,370,00 shares of our common stock, for which Mr. Keith DeMatteis has power of attorney, and 100,000 shares of common stock held and 110,000 stock options held by Mr. Keith DeMatteis personally.

(4)	Includes 65,049 shares of common stock and 110,000 options held by Mr. Lavin.
(5)	Includes 160,000 shares of common stock held by Mr. Moriarty.
(6)	Includes 145,000 shares of common stock and 110,000 options held by Mr. Nesbett.
(7)	Includes 50,000 shares of common stock and 110,000 options held by Mr. Roberts.
(8)	Includes 150,000 shares of common stock and 110,000 options held by Mr. Thornton.
(9)	Includes all shares referenced in footnotes 2 through 8 above.
(10)	Consists of 9,291,667 shares of common stock held and 740,151 shares of preferred stock convertible into 2,467,170 shares of our common stock.
(11)	Consists of 100,000 shares of common stock and 2,110,343 shares of preferred stock convertible into 7,034,477 shares of our common stock.
(12)	Represents 4,880,000 shares of common stock underlying 4,880,000 options held by KeHE.
(13)
Includes 1,739,432 shares of common stock held by Alfonso DeMatteis and 411,000 shares of preferred stock held by Alphonso L. DeMatteis Family, L.P. and convertible into 1,370,00 shares of our common stock,

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

There are no material relationships between Artisanal and its current directors and executive officers other than as described below.

Since acquiring Artisanal, Mr. Dowe’s wife, Janet L. Dowe, has periodically provided legal and administrative services to the company.  Until January 2010, Mrs. Dowe received a consulting fee of $5,000 per month for various legal and administrative services, including the preparation and filing of all SEC quarterly and annual reports, closing and daily reconciliation of asset-based line of credit, bridge and term loan documentation, closing of long-term debt facility, contract reviews and various marketing and web-related services for a total of $60,000.  The fees paid to Mrs. Dowe for services rendered to Artisanal are approved by our Board of Directors, except for Mr. Dowe who is not entitled to vote on these matters.  Effective January 1, 2010, Mrs. Dowe became a part-time employee of Artisanal at an annual salary of $60,000.  Effective April 22, 2011, she became a full-time employee at an annual salary of $120,000.

           With respect to the foregoing transactions, we believe that the terms of these transactions were as fair to us as could be obtained from an unrelated third party.  Future transactions with affiliates including loans will be on terms no less favorable than can be obtained from unaffiliated parties and will be approved by a majority of the independent disinterested members of our board of directors.

William K. Lavin, Keith DeMatteis, John Nesbett, Donald Moriarty, Jeffrey Roberts and Thomas Thornton are “independent” directors under the listing standards of The Nasdaq Stock Market. Daniel W. Dowe is not “independent” under the listing standards of The Nasdaq Stock Market.

EXPERTS

The consolidated financial statements of Artisanal Brands, Inc. for the fiscal years ended May 31, 2011 included in this prospectus, and included in the registration statement, were audited by Sherb & Co, an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements for the nine month period ending February 29, 2012, have not yet been audited but have only been reviewed by Sherb & Co.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act, a registration statement on Form S-1 relating to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
Artisanal Brands, Inc.
483 Tenth Avenue
New York, New York 10018
(212) 871-3150

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

           Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Securities and Exchange Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ARTISANAL BRANDS, INC.
Consolidated Financial Statements

Financial Statements (Unaudited):

ARTISANAL BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	February 29,	May 31,
CURRENT ASSETS:	2012	2011
	(unaudited)

Cash	$16,567	$43,547
Accounts receivable, net	193,074	317,751
Inventories	420,178	374,116
Prepaid expenses	36,305	28,844

Total Current Assets	666,124	764,258

FIXED ASSETS, net	466,109	546,746
OTHER ASSETS	31,103	33,085
INTANGIBLES - at cost, net	3,489,179	3,552,179

Total Assets	$4,652,515	$4,896,268

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:

Accounts payable	$648,321	$719,798
Note payable and current portion of long term debt	1,234,000	1,246,256
Prepaid gift certificates and other deferred revenue	106,524	51,296
Accrued expenses and other current liabilities	590,259	517,618
Accrued payroll taxes	951,332	622,570

Total Current Liabilities	3,530,436	3,157,538

LONG TERM DEBT, net of current portion	3,873,508	3,288,124

COMMITMENTS AND CONTINGENCY

SHAREHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 10,000,000 shares authorized, 6,514,154 and 6,405,660 shares issued and outstanding, respectively	6,514	6,405
Common stock - $0.001 par value, 100,000,000 shares authorized 27,752,982 and 24,200,316 shares issued and outstanding, respectively	27,753	24,200
Additional paid-in capital	19,401,307	17,028,389
Accumulated deficit	(22,187,003)	(18,608,388)

Total shareholders' deficit	(2,751,429)	(1,549,394)

Total Liabilities & Shareholders' Deficit	$4,652,515	$4,896,268

See notes to the unaudited consolidated financial statements.

ARTISANAL BRANDS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011

SALES	$1,315,625	$1,517,927	$2,921,179	$3,622,148

COST OF GOODS SOLD	931,170	1,031,956	2,291,115	2,577,294

GROSS PROFIT	384,455	485,971	630,064	1,044,854

SELLING, GENERAL AND ADMINISTRATIVE	846,549	752,229	3,417,216	2,034,483
DEPRECIATION AND AMORTIZATION	54,696	60,551	164,088	169,943

LOSS FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST	(516,790)	(326,809)	(2,951,240)	(1,159,572)

OTHER INCOME( EXPENSES):
Interest income (expense) and other income	(145,656)	(83,747)	(484,442)	(357,194)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(662,446)	(410,556)	(3,435,682)	(1,516,766)

INCOME TAXES	-	-	-	-
NET LOSS	$(662,446)	$(410,556)	$(3,435,682)	$(1,516,766)

LOSS APPLICABLE PER COMMON SHARE
Basic	$(0.03)	$(0.02)	$(0.14)	$(0.06)
Diluted	$(0.03)	$(0.02)	$(0.14)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
basic	26,492,982	24,167,816	25,346,649	24,054,066
diluted	26,492,982	24,167,816	25,346,649	24,054,066

See notes to the unaudited consolidated financial statements.

ARTISANAL BRANDS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	February 29, 2012	February 28, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,435,682)	$(1,516,766)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	101,088	106,943
Amortization of intangibles	63,000	63,000
Amortization of debt discount	183,128	104,743
Equity based compensation attributed to debt	997,047	-
Common stock issued for services	108,805	22,983
Changes in assets and liabilities
Accounts receivable	124,677	(7,848)
Inventory	(46,062)	(5,724)
Prepaid expenses and other assets	(7,461)	(8,030)
Accounts payable	206,067	192,140
Accrued expenses and other current liabilities	456,632	161,636
NET CASH USED IN OPERATING ACTIVITIES	(1,248,761)	(886,923)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale/(Purchase) of fixed assets	(20,451)	(62,850)
Increase/(Decrease) in security deposit	1,982	1,971
NET CASH USED IN INVESTING ACTIVITIES:	(18,469)	(60,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase/(Decrease) in notes payable	200,000	(4,898)
Sale of preferred stock	800,250	-
Payment of long-term debt	-	(66,519)
Proceeds/(Payment) of term loan	(60,000)	320,000
Proceeds from Shareholder loan	300,000	400,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,240,250	648,583

NET DECREASE IN CASH	(26,980)	(299,219)

CASH AT BEGINNING OF PERIOD	43,547	384,998

CASH AT END OF PERIOD	$16,567	$85,779

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,085	$6,732
Income taxes	-	-
Non-cash financing activities:
Conversion of preferred shares to common shares	1,019,300	-
Preferred shares issued for interest	$277,544	-

See notes to the unaudited consolidated financial statements.

ARTISANAL BRANDS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED FEBRUARY 29, 2012
(UNAUDITED)

1.         BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Artisanal Brands, Inc., Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Operating results expected for the nine months ended February 29, 2012 are not necessarily indicative of the results that may be expected for the year ending May 31, 2012.  For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2011.  Per share data for the periods are based upon the weighted average number of shares of common stock outstanding during such period.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated on consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents include investments in money market funds and are stated at cost, which approximates market value. Cash at times may exceed FDIC insurable limits.

Trade Accounts Receivable and Other Receivables, Net

The Company's accounts receivable consist primarily of amounts due from customers for the sale of its products. The Company records an allowance for doubtful accounts based on management's estimate of collectability of such trade and notes receivables outstanding. The allowance for doubtful accounts represents an amount considered by management to be adequate to cover potential losses, if any. The recorded allowance at February 29, 2012 and May 31, 2011, was $15,000 and $15,000, respectively.

Revenue Recognition

The Company recognizes revenues associated with the sale of its products at the time of delivery to customers, when the price is fixed or determinable, persuasive evidence of an arrangement exists and collectability of the resulting receivable is reasonably assured.

In the current fiscal year the Company with its largest distributor, began to purchase from a foreign manufacturer and resell coolers for product displays. The sale of the coolers are recorded once delivery is tendered to the distributor.

Marketing and Advertising Costs

All advertising costs are expensed as incurred. Advertising expenses charged to operations for the nine months ended February 29, 2012 and February 28, 2011 were approximately $119,318 and $162,957, respectively.

Reclassifications

Certain reclassifications have been made to the prior quarter amounts presented to conform to the current period presentations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Goodwill and Intangible Assets

Intangible assets at February 29, 2012 and May 31, 2011 relates to the assets acquired by the Company in August 2007.

The Company reviews long-lived assets, certain identifiable assets and any impairment related to those assets at least annually or whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

Equity-based Compensation

The Company accounts for equity-based compensation in accordance with guidance issued by the FASB, Share-Based Payment.  The Company records compensation expense using a fair-value-based measurement method for all awards granted. In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s equity-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the equity-based compensation expense could be significantly different from what we have recorded in the current period.  Equity-based compensation for the nine months ended February 29, 2012 and February 28, 2011 was $1,105,852 and $22,958, respectively.  Of the equity-based compensation booked during the nine months ended February 29, 2012, $976,628  is attributable to the vesting of 4,440,000 common stock options that had been granted to KeHE Distributors in connection with the marketing and distribution agreement entered in February 2011 and amended in May 2011 and $24,020 is attributable to the vesting of 550,000 common stock options that had been granted to board members to replace those options which expired earlier in the year.

Net Income/(Loss) Per Share

In accordance with the FASB guidance for, "Earnings Per Share", basic net income/(loss) per share is computed using the weighted average number of common shares outstanding during each period. For the nine months ended February 29, 2012, diluted loss per share is the same as basic loss per share since the inclusion of the 5,430,000 outstanding stock options would be antidilutive.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, notes receivable, and accounts payable, approximated fair value as of February 29, 2012, because of the relatively short-term maturity of these instruments and their market interest rates. Since a portion of long-term debt is in default, it is not possible to estimate its value.

Recent Accounting Pronouncements

Any new accounting pronouncements issued but not yet effective have been deemed not to be relevant to the operations of the Company, hence the effects of such undisclosed new accounting pronouncements will have no effect on the Company.

3.         ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	February 29,	May 31,
	2012	2011
Trade accounts receivable	$203,146	$327,566
Employees	4,928	5,185
	208,074	332,751
Less allowance for doubtful accounts	(15,000)	(15,000)
	$193,074	$317,751

4.         INVENTORIES

Inventories are valued on a first-in-first-out (FIFO) basis.  Inventories consisted of the following:

	February 29,	May 31,
	2012	2011
Cheese Inventory	$125,233	$152,185
Shipping/Packing Material Inventory	221,122	188,183
Accessories & Books Inventory	71,724	31,421
Beverage	2,099	2,327
	$420,178	$374,116

5.         PREPAID EXPENSES

As of February 29, 2012, the Company had prepaid expenses of $36,305, which consisted primarily of prepaid real estate taxes of $4,621, other operating expense of $5,289 and prepaid insurance of $26,395. As of May 31, 2011, the Company had prepaid expenses of $28,844, which consisted primarily of prepaid insurance.

6.         INTANGIBLE ASSETS

Intangible assets consist of the following:

		February 29,	May 31,
	Amortizable life	2012	2011
Trade name	Indefinite	$1,720,000	$1,720,000
Non-competition agreement	5 years	110,000	110,000
Non-contractual customer relationships	10 years	620,000	620,000
Goodwill	Indefinite	1,420,679	1,420,678
Total intangible assets		3,870,679	3,870,678
Accumulated amortization		(381,500)	(318,499)
		$3,489,179	$3,552,179

7.         NOTES PAYABLE

	February 29, 2012	May 31, 2011
At February 29, 2012, notes payable consists of:

Bridge Loan, (a)	$150,000	$150,000
Term Loan, (b)	834,000	894,000
KeHE Loan-current portion, (c)	250,000	250,000
Total Notes payable	$1,234,000	$1,294,000

(a)
In July 2009, we secured from an existing shareholder a $150,000 bridge loan at an annual interest rate of nine percent (9%) which matured on September 8, 2009 (the "Bridge Loan").  The Company has defaulted on repayment of the Bridge Loan by the maturity date, however, the lender has agreed to forbear collection until such time as the Company completes a secondary offering.  As of February 29, 2012, the total amount due under the Bridge Loan including interest is $181,475.

(b)
During the period July 2009 to February 2011, we secured from several existing shareholders a term loan in the aggregate amount of $1,214,000 at an annual interest rate of nine percent (9%) to mature on or about September 10, 2010 (the "Term Loan").  The Term Loan amount has since been reduced to $834,000 (excluding interest) and the due date of the loan was extended to December 31, 2011.  The Company has defaulted on repayment of the Term Loan by the maturity date, however, the lenders have agreed to forbear collection until such time as the Company completes a secondary offering.  As of February 29, 2012, the total amount due under the Term Loan including interest is $998,477.

(c)
Also reported under Notes Payable is a $250,000 short term loan from KeHE advanced in May 2011 (See Note 9-Long Term Debt).   The Company has defaulted on repayment of the short term loan by the maturity date, however, has the full support of KeHE which has agreed to forbear until such time as the Company completes a secondary offering.

In November 2011, we obtained a short term loan of $150,000 from a lender for purposes of obtaining advance product for seasonal sales.  The loan was repaid in three installments before December 31, 2011 as well as interest in the amount of $756.16 representing eight percent (8%) interest over the course of the loan.

8.         ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of February 29, 2012, the Company had accrued expenses and other liabilities of $590,259 which consisted primarily of $424,014 for accrued interest on loans, vendor installment agreements of $60,895, accrued payroll of $43,959, accrued professional fees of $17,500, a vendor prepayment of $38,000 and other miscellaneous accruals for $5,891.  As of May 31, 2011, the Company had accrued expenses and other liabilities of $517,618 which consisted primarily of $418,834 for accrued interest on term loans, vendor installment agreements of $60,895, accrued payroll of $20,311 and other accrued expenses of $17,578.

9.         ACCRUED PAYROLL TAXES

The Company is in arrears with paying payroll taxes of $951,332.  Of this amount approximately $480,000 relates to the parent Company's operations prior to the acquisition of Artisanal Cheese LLC. The balance relates to more recent payroll taxes which are attributable in part to the increased seasonal workforce.  The Company is currently negotiating with the relevant tax authorities to work out a payment program for the taxes owed.  In addition, we are currently raising funds through a senior secured bridge loan (see Liquidity and Financial Resources) to pay down the arrears.  Our plan is to make a downpayment and then making double weekly tax payments until the arrears are paid.

10.       LONG TERM DEBT

	February 29, 2012	May 31, 2011
At February 29, 2012, long-term debt consists of:

KeHE Loan,(a)	$770,000	$770,000
Long-Term Loan,(b)	3,500,000	3,000,000
Debt Discount, (c)	(146,492)	(279,620)
Total debt	$4,123,508	$3,490,380
Less current portion	(250,000)	(202,256)
Long term debt	$3,873,508	$3,288,124

(a)
On or about February 11, 2011, the Company entered into a three-year marketing and distribution agreement granting KeHE Distributors LLC the exclusive rights to distribute into retail outlets all Artisanal products with primary focus on the Company's 16-cheese CheeseClock program. KeHE's exclusivity is dependent upon KeHE meeting specific minimum annual sales. Under the agreement, KeHE earns a commission of five percent (5%) on all net sales to accounts serviced by KeHE and may also earn stock options upon meeting specified sales thresholds over the term of the agreement (See Notes to Financials, Note 10, Shareholders Equity for details). The agreement further provides that KeHE will loan up to $520,000 to the Company to facilitate the purchase of inventory required for the KeHE accounts and that KeHE will advance up to an additional $100,000 of marketing funds to be used for in-store demonstrations and related marketing costs. The loan bears interest at a rate of 3-Month LIBOR plus 5% to be paid quarterly and is secured by the Company's accounts receivable and inventory. For so long as any amounts remain outstanding under the loan or KeHE maintains its exclusive distributor status and meets its annual minimum purchases, the Company may not incur any debt or issue any additional common stock without KeHE’s consent, which consent shall not be unreasonably withheld. As of May 2011, the Company had drawn down $520,000 of the total amount permitted under the agreement. In May 2011, it borrowed an additional $250,000 from KeHE to be repaid within 60 days. For this reason, $250,000 of the KeHE loan is reported under Notes Payable. As an inducement for making this additional loan, the Company modified the vesting terms of KeHe’s 4,880,000 options, which were to be earned based on certain product purchase thresholds. Upon the execution on May 9, 2011, of the amended Marketing and Distribution Agreement, KeHe became fully vested on 440,000 three year options exercisable at $.30 a share. The fair market value of these options, utilizing the Black Scholes model, was $75,386. These costs were amortized over 60 days. The remaining 4,440,000 of options to be earned for future purchases of inventory were to become fully vested on August 22, 2011, if the $250,000 was not repaid. The additional funds were not repaid and the remaining options vested. The fair market value of these options, utilizing the Black Scholes model, was $976,628 all of which was expensed immediately. The principal of $770,000 is now due in May 2014. As of February 29, 2012, the total amount due under the KeHE Agreement including interest is $808,005.

(b)
On or about February 22, 2010, the Company entered a loan agreement with one of its preferred shareholders and term loan participants (the "Lender") for a loan of $2.5 million (the "Long Term Loan").  On specified dates since then, the Long Term Loan has been increased by a total of $1,000,000.  The original loan was conditional upon the Lender obtaining a first security position on all of the Company's assets.  The loan was also conditional upon the Company's repurchase from Lender and its affiliate of 500,000 shares of the redeemable convertible preferred stock held by them collectively, repayment to the Lender of amounts Lender had previously advanced to Borrower under the Term Loan agreement (discussed above), and issuance to Lender of 9,275,000 shares of the Company's $.001 par value common stock representing twenty percent of the Company's outstanding common stock on a fully-diluted basis.  The maturity date of this Long Term Loan is February 2013.  As of February 29, 2012, the total amount due under the Long Term Loan including interest is $3,690,050.

(c)	A unamortized debt discount attributed to the Long-Term Loan as of February 29, 2012 and May 31, 2011 was $146,492 and $279,620, respectively.

11.       SHAREHOLDERS’ EQUITY

Preferred Stock Issuances

During the quarter ended August 31, 2011, several private investors made an equity investment of $430,250 for which these investors received 430,250 shares of the Company’s redeemable convertible preferred stock. The proceeds were used for operating capital.

During the quarter ended August 31, 2011, a secured lender agreed to accept payment of the outstanding interest owed on its note through May 25, 2011,  totaling approximately $277,544 into 277,544 shares of the Company’s preferred stock.

In August 2011, the Company issued 50,000 shares of preferred stock to a lender in connection with a loan to the Company of $200,000.  The company recorded total debt discount of $50,000 and interest expense of $2,778 in connection with these shares.

During the quarter ended November 30, 2011, one private investor made an investment of $370,000 for which he received 370,000 shares of the Company’s redeemable convertible preferred stock. The proceeds were used for operating capital.

During the quarter ended November 30, 2011, two preferred shareholders converted a total of 263,300 shares of preferred stock at the conversion rate of $.30 per share for which they received a total of 877,666 shares of common stock.

During the quarter ended February 29, 2012, a preferred shareholder converted a total of 756,000 shares of preferred stock at the conversion rate of $.30 per share for which they received a total of 2,520,000 shares of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors
Artisanal Brands, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Artisanal Brands, Inc.  as of May 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, cash flows for each of the years then ended May 31, 2011 and 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Artisanal Brands, Inc. as of May 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years then ended May 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York
September 13, 2011

ARTISANAL BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	May 31,
	2011	2010
CURRENT ASSETS:

Cash	$43,547	$384,998
Accounts receivable, net	317,751	289,003
Inventories	374,116	369,902
Prepaid expenses and other current assets	28,844	55,208

Total Current Assets	764,258	1,099,111

FIXED ASSETS, net	546,746	616,437
OTHER ASSETS	33,085	35,046
INTANGIBLES - at cost, net	3,552,179	3,636,178

Total Assets	$4,896,268	$5,386,772

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$719,798	$511,808
Note payable and current portion of long term debt	1,246,256	282,171
Prepaid gift certificates and other deferred revenue	51,296	66,485
Accrued expenses and other current liabilities	517,618	276,533
Accrued payroll taxes	622,570	480,769

Total Current Liabilities	3,157,538	1,617,766

LONG TERM DEBT, net of current portion	3,288,124	2,986,630

COMMITMENTS AND CONTINGENCY

SHAREHOLDERS' EQUITY
Preferred stock - $0.001 par value, 10,000,000 shares authorized, 6,405,660 and 6,419,160 shares issued and outstanding, respectively	6,405	6,419
Common stock - $0.001 par value, 40,000,000 shares authorized 24,200,316 and 23,765,316 shares issued and outstanding, respectively	24,200	23,765
Additional paid-in capital	17,028,389	16,820,913
Accumulated deficit	(18,608,388)	(16,068,721)

Total shareholders' equity	(1,549,394)	782,376

Total Liabilities & Shareholders' Deficit	$4,896,268	$5,386,772

See notes to the consolidated financial statements.

ARTISANAL BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended May 31,
	2011	2010

SALES	$4,634,359	$4,192,845

COST OF GOODS SOLD	3,369,178	3,382,110

GROSS PROFIT	1,265,181	810,735

SELLING, GENERAL AND ADMINISTRATIVE	3,083,952	2,426,468
DEPRECIATION AND AMORTIZATION	228,639	254,516

LOSS FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST	(2,047,410)	(1,870,249)

OTHER INCOME( EXPENSES):
Interest income (expense) and other income	(492,257)	(421,365)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(2,539,667)	(2,291,614)

INCOME TAXES	-	-

NET LOSS	(2,539,667)	(2,291,614)

LESS PREFERRED STOCK DIVIDEND	-	(267,936)
NET LOSS APPLICABLE TO COMMON SHARES	$(2,539,667)	$(2,559,550)

LOSS APPLICABLE PER COMMON SHARE
Basic	$(0.11)	$(0.23)
Diluted	$(0.11)	$(0.23)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
basic	24,022,649	11,079,649
diluted	24,022,649	11,079,649

See notes to the consolidated financial statements.

ARTISANAL BRANDS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended May 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,539,667)	$(2,291,614)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and impairment of equipment	144,639	177,516
Interest on loans as preferred stock	-	151,401
Amortization of intangibles	84,000	77,000
Amortization of debt discount	159,734	38,646
Common stock issued for services	132,511	107,288
Changes in assets and liabilities, net of the effect from acquisition:
Accounts receivable	(28,748)	167,685
Inventory	(4,214)	(45,811)
Prepaid expenses and other assets	24,404	50,748
Accounts payable	207,990	(310,953)
Accrued expenses and other current liabilities	225,896	(8,375)
Accrued payroll taxes	141,801	-
NET CASH USED IN OPERATING ACTIVITIES	(1,451,654)	(1,886,469)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(74,948)	(64,835)
NET CASH USED IN INVESTING ACTIVITIES:	(74,948)	(64,835)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Cash overdraft	-	(36,927)
Sale of preferred stock	-	100,000
Payment of long-term debt	(84,849)	(650,771)
Proceeds from issuance of notes payables	770,000	-
Redemption of Preferred Stock	-	(500,000)
Proceeds from Shareholder loan	500,000	3,424,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,185,151	2,336,302

NET INCREASE (DECREASE) IN CASH	(341,451)	384,998

CASH AT BEGINNING OF FISCAL YEAR	384,998	-

CASH AT END OF FISCAL YEAR	$43,547	$384,998

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$8,007	$107,129
Income taxes	-	-
Non-cash financing activies:
Preferred shares issued for services	-	-
Conversion of Restricted Stock	-	200,000
Preferred shares issued for dividend	-	267,936

See notes to the consolidated financial statements.

ARTISANAL BRANDS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED MAY 31, 2010 and 2011

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE, May 31, 2009	6,599,717	$6,599	7,835,316	$7,835	$16,713,919	$(13,777,107)	$2,951,246

Issuance of common stock and options for services rendered			85,000	85			85
Issuance of common stock to directors			220,000	220			220
Issuance of common stock to lender			9,275,000	9,275	454,475		463,750
Conversion of preferred stock by lenders	(200,000)	(200)			(199,800)		(200,000)
Redemption of perfered stock	(500,000)	(500)			(499,500)		(500,000)
Issuance of preferred stock to lenders	151,400	152			151,249		151,401
Issuance of preferred stock to investors	100,000	100			99,900		100,000
Issuance of preferred stock dividend	268,043	268			(268)		0
Equity-based compensation			6,350,000	6,350	100,938		107,288
Net loss						(2,291,614)	(2,291,614)
BALANCE, May 31, 2010	6,419,160	$6,419	23,765,316	$23,765	$16,820,913	$(16,068,721)	$782,376

Equity based rights issued to lender					75,386		75,386
Conversion of preferred stock by investors	(13,500)	(14)	45,000	45	(31)		0
Equity-based compensation			390,000	390	132,121		132,511
Net loss						(2,539,667)	(2,539,667)
BALANCE, May 31, 2011	6,405,660	$6,405	24,200,316	$24,200	$17,028,389	$(18,608,388)	$(1,549,394)

See notes to the consolidated financial statements.

ARTISANAL BRANDS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2011 AND 2010

1.             DESCRIPTION OF BUSINESS

Artisanal Brands, Inc. (the “Company”) markets and distributes a wide line of specialty, artisanal and farmstead cheese products and other related specialty food products under its own brand “Artisanal Premium Cheese” to food wholesalers and retailers and directly to consumers through its catalog and website www.artisanalcheese.com.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a.           Basis of Presentation - The accompanying audited consolidated financial statements of Artisanal Brands, Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for financial information and with the instructions to Form 10-K and Regulation SX.  In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included.

b.Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated on consolidation.

c.           Cash and Cash Equivalents -  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents include investments in money market funds and are stated at cost, which approximates market value. Cash at times may exceed FDIC insurable limits.

d.           Trade Accounts Receivable and Other Receivables, Net - The Company's accounts receivable consist primarily of amounts due from customers for the sale of its products. The Company records an allowance for doubtful accounts based on management's estimate of collectability of such trade and notes receivables outstanding. The allowance for doubtful accounts represents an amount considered by management to be adequate to cover potential losses, if any. The recorded allowance at May 31, 2011 and 2010 was $15,000 and $40,000, respectively.

e.           Inventories – Inventories are stated at the lower of cost or market.  Cost is determined using first-in, first-out (FIFO) method for cheese, accessories and packing materials, all finished goods.

f.           Property and Equipment - Property and equipment acquired in the Artisanal acquisition is carried at net book value which approximates fair market value at the date of the acquisition. Amounts incurred for repairs and maintenance are charged to operations in the period incurred. Depreciation is calculated on a straight-line basis over the following useful lives:

Equipment	3-5 years
Furniture and fixtures	5-7 years
Leasehold improvements	5-10 years
Software	2-5 years

g.       Goodwill and Intangible Assets - Intangible assets at May 31, 2011 relates to the assets acquired by the Company in August 2007.

The Company reviews long-lived assets, certain identifiable assets and any impairment related to those assets at least annually or whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

h.      Fair Value of Financial Instruments - The accounting guidance establishes a fair value hierarchy based on whether the market participant assumptions used in determining fair value are obtained from independent sources (observable inputs) or reflect the Company's own assumptions of market participant valuation (unobservable inputs). A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2—Quoted prices for identical assets and liabilities in markets that are inactive; quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; or

Level 3—Prices or valuations that require inputs that are both unobservable and significant to the fair value measurement.

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate the Company's or the counterparty's non-performance risk is considered in determining the fair values of liabilities and assets, respectively.

i.           Revenue Recognition – The Company recognizes revenues associated with the sale of its products at the time of delivery to customers.

j.           Shipping and Handling Costs – Shipping and handling costs are included in cost of sales.

k.          Advertising Costs – All advertising costs are expensed as incurred.  Advertising expenses charged to operations for the years ended May 31, 2011 and 2010 amounted to approximately $297,691 and $356, respectively.

l.           Interest Income/(Expense) - Interest expense relates to interest owed on the Company's debt. Interest expense is recognized over the period the debt is outstanding at the stated interest rates.

m.          Income Taxes - Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying estimated tax rates and laws to taxable years in which such differences are expected to reverse. The deferred tax asset attributed to the net operating losses has been fully reserved, since the Company has yet to achieve recurring income from operations.

n.           Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from those estimates.

o.           Stock-Based Compensation - The Company accounts for stock-based compensation in accordance with guidance issued by the FASB, Share-Based Payment.  The Company records compensation expense using a fair-value-based measurement method for all awards granted. In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.  Equity-based compensation for the years ended May 31, 2011 and May 31, 2010 was $132,121 and $107,288, respectively.

p.            Net Income/(Loss) Per Share – In accordance with FASB guidance for "Earnings Per Share", basic net income/(loss) per share is computed using the weighted average number of common shares outstanding during each period.  For the years ended May 31, 2011 and 2010, diluted loss per share is the same as basic loss per share since the inclusion of stock options and warrants would be antidilutive. The Company has excluded 4,880,000 and 770,000 options, respectively, as they are antidilutive, during the years ended May 31, 2011 and 2010.

q.           Segment Disclosure – Management believes the Company operates as one segment.

r.            Recent Accounting Pronouncements – In December 2010, the FASB issued ASC No.. 2010-28 Topic 350 “ Intangibles – Goodwill and Other, When to perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”. The main provisions of this amendment are to consider whether there are any adverse qualitative factors indicating that an impairment may exist.  The amendments in this Update are effective for fiscal years and interim periods within those years beginning after December 15, 2010. Early adoption is not permitted. All other new accounting pronouncements issued but not yet effective have deemed to be immaterial as to any significant effect on the Company’s financials.

3.             ACCOUNTS RECEIVABLE

                As of May 31, accounts receivable consist of the following:

	2011	2010
Trade accounts receivable	$327,566	$323,733
Employees	5,185	5,271
	332,751	329,004
Less allowance for doubtful accounts	(15,000)	(40,001)
	$317,751	$289,003

4.             INVENTORIES

                 Inventories are valued on a first-in-first-out (FIFO) basis.  Inventory at May 31, consisted of the following:

	2011	2010
Cheese Inventory	$152,185	$268,212
Shipping/Packing Material Inventory	188,183	47,617
Accessories & Books Inventory	31,421	51,999
Beverage	2,327	2,074
	$374,116	$369,902

5.             PREPAID EXPENSES

As of May 31, 2011, the Company had prepaid expenses of $28,844, which consisted primarily of prepaid insurance. As of May 31, 2010, the Company had prepaid expenses of $55,208, which consisted primarily of marketing expense of $6,600, deposits on inventory of $36,196 and prepaid insurance of $12,412.

6.             FIXED ASSETS

                Fixed Assets, net consist of the following:

	2011	2010
Furniture and fixtures	$178,665	$178,665
Kitchen Equipment	274,485	270,929
Computer Equipment	114,551	113,722
Software & Web Design	39,996	20,087
Cheese Clock by Artisanal tm	131,211	82,173
Leasehold Improvement	356,396	354,780
	1,095,304	1,020,356
Less: Accumulated
Depreciation & Amortization	(548,558)	(403,919)
	$546,746	$616,437

Depreciation expense recorded for the years ended May 31, 2011 and 2010 was $144,639 and $177,516, respectively.

7.             INTANGIBLE ASSETS

Intangible assets consist of the following:

	Amortizable life	2011	2010
Trade name	Indefinite	$1,720,000	$1,720,000
Non-competition agreement	5 years	110,000	110,000
Non-contractual customer relationships	10 years	620,000	620,000
Goodwill	Indefinite	1,420,678	1,420,678
Total intangible assets		3,870,678	3,870,678
Accumulated amortization		(318,499)	(234,500)
		$3,552,179	$3,636,178

The Company has recorded amortization on its intangibles for the years ended May 31, 2011 and 2010 of $84,000 and $77,000, respectively.

8.             NOTES PAYABLE and CURRENT PORTION OF LONG TERM DEBT

On May 31, 2011, notes payable consists of the following:

•
The Term Loan (described below) is due on or before December 31, 2011, and, therefore, has been moved from Long-Term Debt to Notes Payable.  As of May 31, 2011, the total amount owed to the Term Loan participants including interest is $1,002,389.

•	The $250,000 loan from KeHe discussed in Note 13(a), net of unamortized debt discount of $47,744.

•	As of May 31, 2011, the total amount due under the Bridge Loan (described below) including interest is $171,341.

•	All amounts owed under the Sellers' Notes (described below) were paid in full on or about February 11, 2011.

On May 31, 2010, notes payable consist of the following:

•
In connection with the acquisition of Artisanal Cheese, LLC, the Company obtained two seller's notes--one from each of the former members of Artisanal Cheese, LLC.  The notes are for $130,000 and $370,000, respectively (the "Sellers' Notes").  The note for $130,000 bore interest at 5% per annum and was payable in consecutive monthly payments of principal and interest in the amount of $3,896.22 commencing November 1, 2007.  The note for $370,000 bore interest at 5% per annum and was payable in consecutive monthly payments of principal and interest in the amount of $11,089.23 commencing November 1, 2007.  All principal and accrued interest under both notes was due and payable in full on October 1, 2010.  Both notes were secured pursuant to a Security Agreement pursuant to which the note holders had a first priority security interest in all assets of the Company except that the note holders had agreed to subordinate their security interest on those assets so that the Company may obtain asset-based debt financing.  As of May 31, 2010, the total balance of the notes was $132,171  and the loan principal and interest had been re-classified to current liabilities.

•
In February 2009, the Company closed on a revolving line of credit in an amount representing up to 85% of the company’s accounts receivable and 50% of its inventories with a maximum loan amount of $750,000 (the "Summit Loan").  The cost of this facility is at Prime Rate plus 2%.  The Prime Rate at February 28, 2009, was 3.25%.  The line of credit was secured by the assets of the Company and had various covenants for collateral management fees, change of control provisions and a guarantee.  As of June 1, 2009, two events of default had occurred under the Summit Loan.  Specifically, the advance against acceptable inventory exceeded the bank’s formula by approximately $20,000 and the Company had not yet paid its past due taxes in full or otherwise subordinated the taxes to the bank in a manner acceptable to the bank.  On or about June 1, 2009, the parties executed a Forbearance Agreement pursuant to which the bank agreed to forbear from exercising its rights and remedies under the original loan document in exchange for the Company’s agreement that, until it provides satisfactory evidence that it has paid the past due taxes have been paid or otherwise subordinated to the bank and until it has raised $1.7 million in cash equity, the interest rate shall be increased to the Prime Rate plus 8%.  The forbearance agreement expired July 31, 2009.  On or about August 13, 2009, the parties executed a second forbearance agreement pursuant to which the bank agreed to forbear until November 9, 2009, in exchange for a $10,000 forbearance fee, a limitation on the loan against inventory to a maximum of $175,000, and interest to continue at the rate of Prime Rate plus 8%.  On or about November 12, 2009, the parties executed a third forbearance agreement pursuant to which the bank agreed to forbear until February 15, 2010, in exchange for a $20,000 forbearance fee, a weekly pay down of the loan against inventory, and the termination of the  balance of loan against receivables on or before February 15, 2010.  On that date, the Company was in the process of finalizing loan documents with a substitute factoring company.  As agreed, no further invoices were submitted to Summit for financing and Summit proceeded to apply all monies received on behalf of the Company to the loan balance.  In the meantime, the Company received from one of its preferred shareholders and term loan participants an offer to loan the Company $2.5 million conditional upon, among other things, an assignment of the Summit financing documents to the lender.  Summit and the Company subsequently agreed that the November 12, 2009 forbearance fee which had been added to the loan balance would be halved.  On or about March 3, 2010, Summit agreed to assign and the lender agreed to assume all rights and obligations under the Summit financing documents in exchange for full payment to Summit of the then outstanding amount of $220,080.  Summit was repaid in full on March 3, 2010.

•
In October 2009, the board approved the Company’s intentions to obtain an $850,000 term loan and to raise an additional $2 million in equity.  The board subsequently increased the limit on the term loan to $1,650,000.  As of mid-February 2010, the company had secured from existing shareholders a $150,000 bridge loan at an annual interest rate of nine percent (9%) which matured on September 8, 2009 (the "Bridge Loan") and $1,214,000 of the term loan at an annual interest rate of nine percent (9%) to mature on or about September 10, 2010 (the "Term Loan").  The Company has defaulted on repayment of the Bridge Loan by the maturity date, however, the lender has agreed to forbear collection until such time as the Company completes the equity raise.  As of May 31, 2010, the total amount due under the Bridge Loan including interest is $157,841.  The Term Loan amount was subsequently reduced to $924,000 (excluding interest) through the repayment of $290,000 to one of the term lenders in exchange in part for a new loan of $2.5 million (see below).  At that time, the due date of the loan was extended to December 31, 2011 and is reported under Long-Term Debt.  (See Note 13, Long Term Debt.)

9.             PREPAID GIFT CERTIFICATES AND OTHER DEFERRED REVENUE

The Company records cash received in advance of the delivery of products or services as deferred revenue until the products are delivered to customers or the services are provided.  Gift certificates are issued for a one-year period at which time the certificate expires.

10.           ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of May 31, 2011, the Company had accrued expenses and other liabilities of $517,618 which consisted primarily of $418,834 for accrued interest on term loans, vendor installment agreements of $60,895, accrued payroll of $20,311 and other accrued expenses of $17,578.  As of May 31, 2010, the Company had accrued expenses and other liabilities of $276,533 which consisted primarily of $5,601 for accrued payroll, $15,750 for professional fees, $149,849 for vendor installment agreements, $104,636 for accrued interest on term loans and other of $697.

11.           ACCRUED PAYROLL TAXES

The Company is in arrears with paying payroll taxes of $622,570. The Company is currently negotiating with the relevant tax authorities a payment program for the balance of taxes owed.

12.           INCOME TAXES

At May 31, 2011, the Company has available unused net operating loss carryforward (“NOL”) of approximately $15,380,000 that may be applied against future taxable income and expire at various dates through 2030.  The Company has a deferred tax assets arising from such net operating loss deductions and has recorded a valuation allowance for the full amount of such deferred tax asset since the likelihood of realization of the tax benefits cannot be determined.  Such valuation allowance has increased approximately $975,000 during 2011.

	2011	2010
Deferred tax asset:
Net operating loss carryforward	$6,725,000	$5,750,000
Valuation allowance	(6,725,000)	(5,750,000)
Net deferred tax asset	$-0-	$-0-

A reconciliation of the statutory federal income (tax) benefit to actual tax benefit is as follows:

	2011	2010
Statutory federal income (tax) benefit	$(888,000)	$(801,000)
State and local tax benefit – net of federal benefit	(229,000)	(206,000)
Permanent differences – equity compensation and other	142,000	130,000
Income tax benefit utilized (not utilized)	975,000	877,000
Actual tax benefit	$-0-	$-0-

If the Company has a greater than 50% change in ownership of certain stock holdings by shareholders of the Company pursuant to Section 382 of the Internal Revenue Code, the net operating losses may be limited.  Currently no such evaluation has been performed.

13.           LONG TERM DEBT

	2011	2010
At May, long-term debt consists of:
KeHE Loan,(a)	$770,000	$-0-
Long-Term Loan,(b)	3,000,000	2,500,000
Term Loans (Note 8)	-	924,000
Debt Discount, (c)	(279,620)	(437,370)
Total debt	$3,490,380	$2,986,630
Less current portion	(202,256)	-
Long term debt	$3,288,124	$2,986,630

(a)
On or about February 11, 2011, the Company entered into a three-year marketing and distribution agreement granting KeHE Distributors LLC the exclusive rights to distribute into retail outlets all Artisanal products with primary focus on the Company's 16-cheese CheeseClock program.  KeHE's exclusivity is dependent upon KeHE meeting specific minimum annual sales.   Under the agreement, KeHE earns a commission of five percent (5%) on all net sales to accounts serviced by KeHE and may also earn stock options upon meeting specified sales thresholds over the term of the agreement (See Notes to Financials, Note 14, Shareholders Equity for details).  The agreement further provides that KeHE will loan up to $520,000 to the Company to facilitate the purchase of inventory required for the KeHE accounts and that KeHE will advance up to an additional $100,000 of marketing funds to be used for in-store demonstrations and related marketing costs.  The loan bears interest at a rate of 3-Month LIBOR plus 5% to be paid quarterly and is secured by the Company's accounts receivable and inventory.  For so long as any amounts remain outstanding under the loan or KeHE maintains its exclusive distributor status and meets its annual minimum purchases, the Company may not incur any debt or issue any additional common stock without KeHE’s consent, which consent shall not be unreasonably withheld; except that the Company is permitted under the agreement to sell or otherwise issue the remaining 1,135,000 shares of its Series A Preferred Stock.  As of May 31, 2011, the Company had drawn down $520,000 of the total amount permitted under the agreement. In May 2011, it borrowed an additional $250,000 from KeHE to be repaid within 60 days.  For this reason, $250,000 of the KeHE loan is reported under Notes Payable. As an inducement for making this additional loan, the Company modified the vesting terms of KeHe’s 4,880,000 options, which were to be earned based on certain product purchase thresholds. Upon the execution, May 9th, 2011, of the amended Marketing and Distribution Agreement, KeHe became fully vested on 440,000 three year options exercisable at $.30 a share. The fair market value of these options, utilizing the Black Scholes model, was $75,386. These costs are being amortized over 60 days, hence as at May 31, 2011 there remained $47,744 of unamortized debt discount costs. The remaining 4,440,000 of options were to vest over the next 105 days if the $250,000 was not repaid. As of the date of this filing, the additional funds have not been repaid and the remaining options vested. The Company is currently renegotiating the vesting terms of these 4,880,000 of options as well as extending the due date of the $250,000.

(b)
On or about February 22, 2010, the Company entered a loan agreement with one of its preferred shareholders and term loan participants (the "Lender") for a loan of $2.5 million (the "Long Term Loan").  The loan was conditional upon the Lender obtaining a first security position on all of the Company's assets subject only to the priority security interest of Terrence Brennan and Marvin Numeroff in certain intellectual property of the Company.  This required the assignment by Summit Financial Resources LLP to the Lender of Summit's factoring facility dated February 18, 2009 (See Note 8, Notes Payable).  The loan was also conditional upon the Company's repurchase from Lender and its affiliate 500,000 shares of the redeemable convertible preferred stock held by them collectively, repayment to the Lender of amounts Lender had previously advanced to Borrower under the term loan agreements (discussed above), and issuance to Lender of 9,275,000 shares of the Company's $.001 par value common stock representing twenty percent of the Company's outstanding common stock on a fully-diluted basis.  The maturity date of this Long Term Loan is February 2013.  As of May 27, 2011, the Company increased the Long Term Loan by $500,000. As of May 31, 2011, the total amount owed under the Long-Term Loan including interest is $3,281,446.

(c)	A unamortized debt discount attributed to the Long-Term Loan as of May 31, 2011 and 2010 was $231,875 and $437, 370, respectively.

Five-Year Maturity of Debt Schedule
Principal

Fiscal 2011	1,294,000
Fiscal 2012
Fiscal 2013	3,520,000
Fiscal 2014	-
Fiscal 2015	-
Total	4,814,000

Such five year maturity schedule of debt is exclusive of the $279,620 of unamortized debt discount.

14.           SHAREHOLDERS’ EQUITY

Terms of Series A Preferred Stock (“Preferred Stock”)

The Preferred Stock is convertible at $.30 per share into $.001 par value Common Stock of Company, (equaling 60% of the issued and outstanding Common Stock of the Company on a fully diluted basis, excluding the Management Stock Option (see below)).  Initially, dividends were to be paid (a) at an annual rate of 12% in each of the first three years ending August 14, 2008, 2009, and 2010 and were to be paid in preferred shares and (b) after the first three years, at a rate of 12% if paid in cash or at a rate of 15% if paid in preferred shares, at the election of the Company.  In February 2010, the preferred shareholders voted to terminate the issuance of dividends effective November 30, 2009.  The preferred share dividends shall convert into Common Stock at $.30 per share.

The redemption provisions of these redeemable preferred shares are at the option of the Company. At any time prior to August 14, 2010, and upon 30 days advance notice, the Company had the right to redeem one-half of the Preferred Stock that is issued and outstanding by paying the Holder the full par value of the Preferred Stock plus accrued dividends in cash (the “First Redemption”).  The remaining one-half of the Preferred Stock that is issued and outstanding after the First Redemption can either be: (a) redeemed by the Company in cash at par value plus accrued dividends with the Holder also receiving a 2-year option to acquire 5% of the issued and outstanding Common Stock of the Company at an exercise price of $.30 per share, or, (b) converted into 30% of the issued and outstanding Common Stock of the Company (the “Second Redemption”).  The Holder shall have sole authority to elect subsection (a) or (b) above upon receiving a Redemption Notice.  Any Common Stock or Common Stock Option issued pursuant to the First Redemption or the Second Redemption shall be on a fully-diluted basis.

So long as over $1,500,000 of the Preferred Stock is issued and outstanding the Company shall require the prior written consent of Holders representing 2/3 of the Preferred Stock issued and outstanding to (a) sell, merge with, acquire or consolidate with another business entity, (b) incur additional leverage beyond the leverage contemplated by the Company and Holders as part of the Company’s acquisition of Artisanal Cheese, LLC, or (c) issue any new shares of common stock or securities convertible or exercisable into Common Stock in excess of 2% of the shares of Common Stock issued and outstanding on a fully diluted basis at the Closing, excluding the Management Stock Option below.

In the event of a liquidation, the Preferred Stockholders shall receive a cash payment of $1.20 per preferred share.

Preferred Stock Issuances

The Company has sold 5,350,000 shares of redeemable convertible Preferred Stock at a price of $1.00 per share for total gross proceeds of $5,350,000.  In February 2010, as a condition of the Long Term Loan financing, the Company repurchased 500,000 shares of preferred stock as part of its $2.5 million loan agreement with the Lender (See Note 13, Long Term Debt).  The Company paid a total of $500,000 for the repurchased shares.

The Company issued 15,000 shares of preferred stock in exchange for consulting services during fiscal year ended May 31, 2007 and another 151,400 shares of preferred stock was issued to certain shareholders in consideration of their participation in the Bridge and Term Loans which they collectively made to the Company during the fiscal year ended May 31, 2010.  The Company recorded an expense of $151,400 in connection with these shares.

The number of preferred shares issued as dividends from their initial sale in August 2007 through November 30, 2009 (the date upon which the dividends were deemed terminated) is 1,402,760.  In March 2011, a preferred shareholder converted 13,500 shares of preferred stock at the conversion price of $.30 per share into 45,000 shares of common stock.   As of May 31, 2011, the total number of preferred shares outstanding is 6,405,660.

Common Stock Issuances

In June 2009, the Company issued 125,000 shares of common stock to one of its employees vesting over two years.  The company recorded deferred compensation of $36,250 in connection with these shares.

In December 2009, the Company issued 110,000 shares of common stock to each of two directors for their agreement to serve as board members.  The company recorded an expense of $24,200 in connection with these shares.

In December 2009, the Company issued 50,000 shares of common stock to one of its employees vesting over two years.  The company recorded deferred compensation of $5,500 in connection with these shares.

In December 2009 and February 2010, the Company issued 60,000 and 25,000 shares of common stock, respectively, to two consultants for services rendered.  The company recorded an expense of $6,975 in connection with these shares.

In February 2010, the Company canceled 200,000 shares of common stock which had been issued to employees whose employment terminated prior to the completion of vesting. The company therefore has reversed all deferred compensation expenses of ($91,053) in connection with these shares.

In February 2010, the Company issued 9,275,000 shares of common stock to a lender in connection with a loan to the company totaling $2.5 million.  The company recorded total debt discount of $463,750 and interest expense of $38,646 in connection with these shares.

In February 2010, the Company issued 6,375,000 shares of common stock to its chairman and chief executive officer and cancelled its existing stock option agreement with the officer in connection with an amended and restated employment agreement which provides, in pertinent part, for a term extension of three years.  The stock shall be fully vested but the officer shall be restricted from selling, transferring or otherwise disposing of more than 2,125,000 shares of said stock in each successive twelve month period commencing February 22, 2010.  The Company recorded deferred compensation of $318,750 and an expense of $26,563 in connection with these shares.

In July 2010, the Company issued 50,000 shares of common stock to each of seven directors for a total of 350,000 shares for their agreement to serve as board members.  The company recorded an expense of $24,200 in connection with these shares over a one year amortization period.

In October, 2010, the Company issued a total of 65,000 shares of common stock to two employees. The company has record an expense of $38,786 in connection with these shares over a one year amortization period.

In December 2010, 25,000 shares of common stock previously issued to an employee were cancelled.

In March 2011, a preferred shareholder converted 13,500 shares of preferred stock at the conversion rate of $.30 per share for which the shareholder received 45,000 shares of common stock.

Stock Option

At the time the Company acquired Artisanal Cheese LLC (during fiscal year ended May 31, 2008), the Company offered Mr. Daniel W. Dowe and Mr. William Feeney of 5,100,000 of management stock options so as to encourage them to serve as Chairman/CEO and President of the Company, respectively.  Specifically, the  Company offered them five-year management stock options having an exercise price of $.30 per share that are exercisable into approximately 12% and 8%, respectively, of the Company’s common stock on a fully-diluted basis.  The options were not exercisable unless the Company (a) achieved $21.6 million in revenue or $2 million EBITDA in a full calendar year by no later than 2009 and (b) redeemed 2,125,000 shares of the preferred stock.  When Mr. Feeney resigned as President in January 2009, and Mr. Dowe assumed Mr. Feeney’s duties, the board voted at its meeting on January 31, 2009 to adjust the aforementioned percentages to 14.4% and 1.9%, respectively, recognizing Mr. Feeney’s contribution toward the acquisition of Artisanal Cheese LLC and his continued contribution as a consultant to the Company.  The board subsequently extended the date to achieve projected revenue to December 31, 2010.  In February 2010, Mr. Dowe's and Mr. Feeney's stock options were canceled.

At its board meeting on April 9, 2008, the board authorized three-year stock options to each of the seven non-managing board members totaling 770,000 stock options.  The options had an exercise price of $.30 per share that is exercisable into 0.4% of the Company’s Common Stock. These options expired on January 31, 2011.

On or about February 11, 2011, the Company entered a marketing and distribution agreement with KeHE Distributors pursuant to which the Company is obligated to issue stock options subject to KeHE achieving the purchase thresholds as set forth below:

Cumulative Purchases by KeHE	Shares Earned/ Cumulative Ownership
$500,000 by the first anniversary	468,000
$2,500,000 by the second anniversary	1,972,000
$6,000,000 by the third anniversary	2,440,000
Total	4,880,000

The total number of shares represents 9.99% of the Company’s common stock outstanding on a fully-diluted basis. The respective stock options which will have an exercise period of three years from the date of issuance at an exercise price of $.30 per share.  During May 2011, the Company amended the vesting terms of these options, whereby 440,000 of such options were vested and the remainder of such options issued vested post year end. The Company is currently re-negotiating the vesting terms of the 4,440,000 options vesting post year end.

A summary of the activity of stock options for the years ended May 31, 2011 and 2010 is as follows:

			Weighted Average
	Stock Options		Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable
Balance – May 31, 2009	5,870,000	770,000	$.30	$.30
Granted Fiscal Year 2010	-	-	-	-
Exercised Fiscal Year 2010	-	-	-	-
Canceled Fiscal Year 2010	(5,100,000)	-	-	-
Balance – May 31, 2010	770,000	770,000	.30	.30
Granted Fiscal Year 2011	4,880,000	440,000	.30	.30
Exercised Fiscal Year 2011	-	-	-	-
Canceled Fiscal Year 2011	(770,000)	(770,000)	(.30)	(.30)
Balance – May 31, 2011	4,880,000	440,000	$.30	$.30

The intrinsic value of the Company’s options outstanding during the years ended May 31, 2011 and 2010 was $0 and $0, respectively.

Information, at date of issuance, regarding stock option grants for the year ended May 31, 2011:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Year ended May 31, 2011:
Exercise price exceeds market price	4,880,000	$.30	$.065
Exercise price equals market price	-	-	-
Exercise price is less than market price	-	-	-

The following table summarizes information about stock options outstanding and exercisable at May 31, 2011:

	Number Outstanding	Weighted- Average Remaining Life in Years	Weighted Average Exercise Price	Number Exercisable
Range of exercise prices:
$.01 to $.50	4,880,000	3	$.30	440,000

15.           COMMITMENTS AND CONTINGENCY

                As of May 31, 2010 and May 31, 2009, the company has the following commitments and contingencies:

Term	Agreement	Monthly Expense
8/15/07 – 8/14/12	Preferred Vendor Agreement (a)	n/a
8/15/07 – 8/14/12	Product Development Agreement (b)	n/a
8/15/07 – 8/14/12	Trademark Assignment (c)	n/a
9/28/07 – 9/27/12	Lease Agreement (d)	$23,650

a.
The Company has entered into a five-year Preferred Vendor Agreement with two restaurant establishments owned by the former member of Artisanal Cheese, LLC, pursuant to which the Company will supply the restaurants or their affiliates with any and all premium cheese products at a high volume discount and at prices not to exceed prices offered to other customers, and the restaurants are to purchase exclusively from the Company provided the Company can meet terms and conditions acceptable to the restaurants.  The Preferred Vendor Agreement also provides for a credit to the restaurant establishments which credit shall be applied to the first $228,000 worth of product, not to exceed $57,000 in any calendar quarter.  This credit is the result of the payoff in full at the closing of Artisanal by one of its former members of a certain loan to the Company.  (See Note 8, Notes Payable).

b.
The Company has entered into a five-year Product Development Agreement pursuant to which the Company shall have a “first-look” right and 30-day exclusivity period to evaluate and negotiate in good faith a distribution arrangement (including minimum orders, exclusivity, prices/royalty rates and terms) for all new cheeses, cheese related products and other products developed by the two restaurant establishments owned by the former member of Artisanal Cheese, LLC.  After the 30-day exclusivity period, the Company will have an opportunity to match any terms and conditions of a distribution agreement that the restaurants may subsequently reach with a third party.  The Agreement provides for a written trademark license from the Company to the restaurants upon terms to be mutually agreed upon with respect to any distribution by the restaurants under the Artisanal brand of such new products other than distribution by the Company.

c.
The Company has entered into a Trademark License Agreement pursuant to which the Company granted a royalty-free license to the two restaurant establishments to use the trade name “Artisanal Fromagerie & Bistro” and the derivative logo (consisting of an oval design with four stylized sheep seated in front of a barn and the words “Artisanal Fromagerie – Bistro – Wine Bar”) in connection with the operation, distribution and sale of cheese, cheese products and other food products from the restaurant establishments or their affiliated restaurants or retail stores.  In October 2009 this mark was assigned to the Licensees in accordance with the agreement.

d.
Upon closing the acquisition of Artisanal Cheese LLC in August 2007, the Company negotiated a new five-year lease for approximately 10,000 square feet commencing September 28, 2007, subject to rent increase of approximately ten percent per annum. The current lease payment is approximately $23,500 per month.  The leased space consists of all executive and sales offices, five cheese aging caves, a packaging and shipping facility, a customer call center and a 1,000 square foot cheese center consisting of a fully-equipped kitchen, classroom and presentation area with two large flat screen television panels used for conducting cheese education courses and third-party special events.  From this facility the business distributes its line of Artisanal Premium Cheese products to fine food wholesalers, specialty food outlets, restaurants and through its catalogue and Website.

The Company's subsidiary is currently involved in a couple of legal proceedings that are incidental to its operations.  None of these proceedings may have, or have had in the 12 months preceding the date of this report, a significant effect on the financial position or profitability of the Company or its subsidiary:

CIT Technology Financing Services, Inc. v. Artisanal Cheese, LLC, New York Supreme Court (New York), Index No. 06159/10 – Plaintiff sought approximately $107,000 pursuant to two copier leases.  The Company negotiated a settlement with plaintiff to resume monthly payments for the copiers.

Christopher Calise and Perry Lerner v. Artisanal Cheese, LLC, New York Supreme Court (New York County), Index No. 5073/2010.  Plaintiffs each loaned $50,000 to the Company on or about July 10, 2009.  In June 2010, they commenced an action for unpaid interest and requesting acceleration of the loan.  The Company negotiated a settlement with plaintiffs to pay off the note by December 31, 2011.

Central Business Solutions v. Artisanal Cheese, LLC New York City Civil Court (New York County), Index No. 043515/2010.  Plaintiff is seeking approximately $13,000 for equipment maintenance services.  The Company rejects Plaintiff's claim in full and has counterclaimed for damages resulting from Plaintiff's breach of contract, misrepresentation and fraud.

16.           RELATED PARTY TRANSACTIONS

The wife of Daniel W. Dowe, the Company’s Chief Executive Officer and Chief Financial Officer, periodically provides legal and administrative services to the Company. For the years ended May 31, 2011 and 2010, Mrs. Dowe received $65,000 and $60,000, respectively for legal and administrative services performed throughout the year.

Beginning in July 2008, one of the Company’s directors, Jeffrey Roberts, began providing consulting services to the Company.  Effective January 2009, Mr. Roberts received a monthly fee of $2400 plus expenses. Mr. Roberts meets with various cheese producers throughout the United States to find new products and, in particular, products to be sold exclusively under the Company’s brand.  For the years ended May 31, 2011 and May 31, 2010, Mr. Roberts received approximately $0 and $7,367, respectively, for his services and out-of-pocket expenses.

With respect to the foregoing transactions, the Company believes that the terms of these transactions were as fair to the Company as could be obtained from an unrelated third party.  Future transactions with affiliates including loans will be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent disinterested members of the board of directors.

17.           SUBSEQUENT EVENTS

For the period June 1, 2011 through September 9, 2011, the Company sold 630,000 shares of preferred stock to three investors for a total of $630,000.  An additional 277,544 shares of preferred stock were issued in lieu of interest due to two debt holders.

For the period June 1, 2011 through September 9, 2011, the long-term loan was increased by $200,000 for which the lender received 50,000 shares of preferred stock.

The Company is in negotiations to modify the vesting terms of the remaining 4,440,000 of options not vested at May 31, 2011 and extend the due date of $250,000 of related debt to KeHe.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$150
Legal Fees and Expenses*	10000
Accounting Fees and Expenses*	7000
Financial Printing*
Transfer Agent Fees*	3000
Blue Sky Fees and Expenses*	15000
Miscellaneous*	4500
TOTAL	$39,650

*           Estimated

Item 14.                      Indemnification of Directors and Officers

The Certificate of Incorporation provides that we will indemnify our officers, directors, and persons serving in certain capacities at the request of the board or officer of Artisanal to the fullest extent legally permissible under the laws of the state of New York.  The right of indemnification is not exclusive of any rights to which any person seeking indemnification may otherwise be entitled.  The Certificate of Incorporation further permits Artisanal to adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification that is greater than that which is provided in the Certificate of Incorporation or the applicable New York Business Corporation Law that is in effect.

Our By-Laws provide that the Artisanal will indemnify any person who is or was involved in any manner or is threatened to be involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that such person is, was or had agreed to become a Director, officer, employee, or agent of our company, or is or was serving at the request of the Board or an officer of Artisanal, whether for profit or not for profit for anything done or not by such person in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement by such person in connection with the Proceeding. This indemnification will be a contract right and will include the right, upon proper and sufficient notice (using the procedures set forth in our By-Laws), to receive payment in advance of all reasonable expenses incurred by in connection with the proceeding, consistent with applicable law.

The effect of these provisions of our certificate of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of Artisanal) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Under the New York Law and our articles of incorporation, as amended, and bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his duty of care. This provision does not apply to the directors (i) for breach of the director’s duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.                      Recent Sales of Unregistered Securities

During the past three years, we have sold the following securities which were not registered under the Securities Act:

In connection with these issuances, we have relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Artisanal or executive officers of Artisanal. The certificates representing such shares were issued with a legend restricting their transferability absent registration or applicable exemption.

Redeemable Convertible Preferred Stock Issuances

Artisanal issued to preferred shareholders a total of 174,639 shares of preferred stock representing the preferred stock dividends through the quarter ended February 28, 2009.

In April and May 2009, four existing preferred shareholders made additional equity investments totaling $250,000 for which these investors received 250,000 shares of our preferred stock.

Artisanal issued to preferred shareholders a total of 179,139 shares of preferred stock representing the preferred stock dividends through the quarter ended May 31, 2009.

We  issued 151,400 shares of preferred stock to certain shareholders in consideration of their participation in the Bridge and Term Loans which they collectively made to Artisanal during the period July 2009 through February 2010.   As part of the term loan transaction, 200,000 shares of preferred stock were returned to us by three preferred shareholders who rescinded subscription agreements they had entered  in May 2009 electing instead to participate in the term loan agreement.

Artisanal issued to preferred shareholders a total of 107,383 shares of preferred stock representing the preferred stock dividends through the quarter ended August 31, 2009.

We issued to preferred shareholders a total of 160,660 shares of preferred stock representing the preferred stock dividends through the quarter ended November 30, 2009.

In February 2010, an existing preferred shareholder made an additional equity investment of $100,000 for which he received 100,000 shares of preferred stock.

In February 2010, Artisanal repurchased 500,000 shares of preferred stock as a condition to its $2.5 million long term financing agreement with the Lender.  We paid a total of $500,000 for the repurchased shares.

In March 2011, a preferred shareholder converted 13,500 shares of preferred stock at the conversion price of $.30 per share into 45,000 shares of common stock.

During the quarter ended August 31, 2011, several private investors made equity investments totaling $430,250 for which these investors received 430,250 shares of our  preferred stock.

During the quarter ended August 31, 2011, we  issued a secured lender 277,544 shares of our  preferred stock in lieu of a cash payment of interest owed on his loan totaling $277,544.

In August 2011, Artisanal issued 50,000 shares of preferred stock to a lender in connection with a loan to us of $200,000.

In September 2011, two preferred shareholders converted a total of 263,300 shares of preferred stock at the conversion rate of $.30 per share for which they received a total of 877,666 shares of common stock.

During the quarter ended November 30, 2011, one private investor made an investment of $370,000 for which he received 370,000 shares of our  preferred stock.

Common Stock Issuances

In June 2009, we issued 125,000 shares of common stock to one of our employees vesting over two years.  We recorded deferred compensation of $36,250 in connection with these shares.

In December 2009, we issued 110,000 shares of common stock to each of two directors for their agreement to serve as board members.  We recorded an expense of $24,200 in connection with these shares.

In December 2009, we issued 50,000 shares of common stock to one of our employees vesting over two years.  We recorded deferred compensation of $5,500 in connection with these shares.

In December 2009 and February 2010, Artisanal issued a total of 85,000 shares of common stock to two consultants for services rendered.  We recorded an expense of $6,975 in connection with these shares.

In February 2010, we canceled 200,000 shares of common stock which had been issued to employees whose employment terminated prior to the completion of vesting. We reversed the expense of $91,053 in connection with these shares.

In February 2010, Artisanal  issued 9,275,000 shares of common stock to a lender in connection with his $2.5 million loan to Artisanal.  We recorded a total debt discount of $463,750 and interest expense of $38,646 in connection with these shares.

In February 2010, we issued 6,375,000 shares of common stock to our chairman and chief executive officer and cancelled our existing stock option agreement with him in connection with an amended and restated employment agreement providing for a three-year extension.  The stock is  fully vested but he is restricted from selling, transferring or otherwise disposing of more than 2,125,000 shares in each successive twelve month period commencing February 22, 2010.  We recorded a deferred compensation of  $26,563 in connection with these shares over a three-year amortization period.

In July 2010, we issued 350,000 shares of common stock to our seven directors for their agreement to serve as board members.  We recorded an expense of $24,200 in connection with these shares over a one year amortization period.

In October, 2010, we issued a total of 65,000 shares of common stock to two employees. We have recorded an expense of $38,786 in connection with these shares over a one year amortization period.

In December 2010, 25,000 shares of common stock previously issued to an employee were cancelled.

In March 2011, a preferred shareholder converted 13,500 shares of preferred stock at the conversion price of $.30 per share into 45,000 shares of common stock.

In September 2011, two preferred shareholders converted a total of 263,300 shares of preferred stock at the conversion rate of $.30 per share for which they received a total of 877,666 shares of common stock.

In October 2011, we issued a total of 155,000 shares of common stock to three employees. We  recorded an expense of $75,950 in connection with these shares over a one year amortization period.

Stock Option Issuances

On or about February 11, 2011, Artisanal entered a marketing and distribution agreement with KeHE Distributors pursuant to which we were obligated to issue up to 4,880,000 stock options in specified tranches subject to KeHE achieving certain purchase thresholds.  During May 2011, we amended the vesting terms of these options, whereby 440,000 of the options were immediately vested and the remainder vested after our fiscal year end. The respective stock options have an exercise period of three years from the date of issuance and an exercise price of $.30 per share.

In September 2011, we issued a total of 550,000 stock options to five board members to replace those options which expired earlier in the year.  The stock options have an exercise period of three years from the date of issuance and an exercise price of $.30 per share.  We have recorded an expense of $20,420 in connection with these options.

Item 16.                      Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement as noted:

Exhibit No.                      Document Description

3.1*	Certificate of Incorporation of Artisanal Brands, Inc., as amended and filed with the Secretary of State of the State of New York.

3.2*	By-Laws

4.7	Certificate of Designation for Series A Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 4.7 of our Report on Form 10-K for the period ended May 31, 2008)

4.8	Stock Subscription and Investment Representation Agreement Stock (incorporated by reference to Exhibit 4.8 of our Report on Form 10-K for the period ended May 31, 2008)

4.9*	Form of Subscription Agreement relating to this Offering

5.4*	Opinion of Janet L. Dowe, Counsel for the Registrant, as to the legality of the Securities being registered

10.21	$150,000 Bridge Note dated July 10, 2009 (incorporated by reference to Exhibit 10.21 of our Report on Form 10-KSB for the period ended August 31, 2009)

10.22	Security Agreement relating to Bridge Note dated July 10, 2009 (incorporated by reference to Exhibit 10.22 of our Report on Form 10-KSB for the period ended August 31, 2009)

10.23	$850,000 Promissory Note dated July 10, 2009 (incorporated by reference to Exhibit 10.23 of our Report on Form 10-KSB for the period ended August 31, 2009)

10.24	Security Agreement relating to Term Loan dated July 10, 2009 (incorporated by reference to Exhibit 10.24 of our Report on Form 10-KSB for the period ended August 31, 2009)

10.27	Amended and Restated Employment Agreement between Registrant and Daniel W. Dowe (incorporated by reference to Exhibit 10.27 of our Report on Form 10-KSB for the period ended February 28, 2010)

10.28	Loan Agreement (incorporated by reference to Exhibit 10.23 of our Report on Form 10-KSB for the period ended February 28, 2010)

10.29	Security Agreement (incorporated by reference to Exhibit 10.24of our Report on Form 10-KSB for the period ended February 28, 2010)

10.30	Promissory Note (incorporated by reference to Exhibit 10.25 of our Report on Form 10-KSB for the period ended February 28, 2010)

10.31	First Supplemental Promissory Note dated September 1, 2010 (incorporated by reference to Exhibit 10.31 of our Report on Form 10-K for the period ended May 31, 2011)

10.32	Second Supplementary Promissory Note dated November 1, 2010 (incorporated by reference to Exhibit 10.32 of our Report on Form 10-K for the period ended May 31, 2011)

10.33	Third Supplemental Promissory Note dated November 2, 2010 (incorporated by reference to Exhibit 10.33 of our Report on Form 10-K for the period ended May 31, 2011)

10.34	Marketing and Distribution Agreement dated February 11, 2011 and Addendum dated
May 9, 2011 (incorporated by reference to Exhibit 10.34 of our Report on Form 10-K for the period ended May 31, 2011)

10.35	Fourth Supplemental Promissory Note dated May 27, 2011 (incorporated by reference to Exhibit 10.35 of our Report on Form 10-KB for the period ended May 31, 2011)

10.36*	Fifth Supplemental Promissory Note dated August 8, 2011

10.37*	Sixth Supplemental Promissory Note dated February 2, 2012

21.1*	Subsidiaries of Registrant

23.2*	Consent of Sherb & Co., LLP., Certified Public Accountants

23.3	Consent of Janet L. Dowe, Esq., Counsel to Registrant (included in Exhibit 5.4 of this Registration Statement)

Exhibit 101.INS**	XBRL Instance

Exhibit 101.SCH**	XBRL Taxonomy Extension Schema

Exhibit 101.CAL**	XBRL Taxonomy Extension Calculation

Exhibit 101.DEF**	XBRL Taxonomy Extension Definition

Exhibit 101.LAB**	XBRL Taxonomy Extension Labels

Exhibit 101.PRE**	XBRL Taxonomy Extension Presentation

*            Filed Herewith
**         XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the securities act of 1933, as amended, is deemed not filed for purposes of section 18 of the securities Exchange act of 1934, as amended, and otherwise is not subject to liability under these sections.

Item 17.                      Undertakings

A.           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Intentionally omitted.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Intentionally omitted.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 13, 2012.

Artisanal Brands, Inc.

/ss/ Daniel W. Dowe ____________________
By: Daniel W. Dowe
       Chairman, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/ss/ Daniel W. Dowe ____________________
Daniel W. Dowe

Chairman, President and CEO        _________
Title

April 13, 2012__________________________
Date

/ss/ William K. Lavin ____________________
William K. Lavin

Director      ____________________________
Title

April 13, 2012__________________________
Date

/ss/ Keith DeMatteis    ____________________
Keith DeMatteis

Director      ____________________________
Title

April 13, 2012__________________________
Date

/ss/ John Nesbett          ____________________
John Nesbett

Director      ____________________________
Title

April 13, 2012__________________________
Date

/ss/ Donald Moriarty     ____________________
Donald Moriarty

Director      ____________________________
Title

April 13, 2012__________________________
Date

/ss/ Jeffrey Roberts        ___________________
Jeffrey Roberts

Director      ____________________________
Title

April 13, 2012__________________________
Date

/ss/ Thomas J. Thornton, Jr.  _______________
Thomas J. Thornton, Jr.

Director      ____________________________
Title

April 13, 2012__________________________
Date